Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among:

UNUM THERAPEUTICS INC.;

UTAH MERGER SUB 1 LLC;

UTAH MERGER SUB 2 LLC; and

KIQ LLC

Dated as of July 6, 2020

Section 1. Definitions and Interpretative Provisions		2

1.1	Definitions	2

1.2	Other Definitional and Interpretative Provisions	16

Section 2. Description of Transaction		17

2.1	The Merger	17

2.2	Effects of the Merger	17

2.3	Closing; First Effective Time; Second Effective Time	17

2.4	Organizational Documents; Directors and Officers	18

2.5	Conversion of Membership Interests	19

2.6	Contingent Value Right	20

2.7	Closing of the Company’s Transfer Books	21

2.8	Surrender of Company Membership Interests	21

2.9	Calculation of Net Cash and Company Valuation	22

2.10	Further Action	22

2.11	Tax Consequences	22

2.12	Withholding	22

Section 3. Representations and Warranties of the Company		23

3.1	Due Organization; Subsidiaries	23

3.2	Organizational Documents	23

3.3	Authority; Binding Nature of Agreement	23

3.4	Vote Required	24

3.5	Non-Contravention; Consents	24

3.6	Capitalization	25

3.7	Financial Statements	26

3.8	Absence of Changes	27

3.9	Absence of Undisclosed Liabilities	28

3.10	Title to Assets	29

3.11	Real Property; Leasehold	29

3.12	Intellectual Property	29

3.13	Agreements, Contracts and Commitments	32

3.14	Compliance; Permits; Restrictions	33

3.15	Legal Proceedings; Orders	36

3.16	Tax Matters	36

3.17	Employee and Labor Matters; Benefit Plans	37

3.18	Environmental Matters	38

3.19	Insurance	38

3.20	No Financial Advisor	39

3.21	Transactions with Affiliates	39

3.22	Privacy and Data Security	39

3.23	Accredited Investor Status	39

3.24	No Other Representations or Warranties	39

Section 4. Representations and Warranties of Utah and Merger Subs		40

4.1	Due Organization; Subsidiaries	40

4.2	Organizational Documents	41

4.3	Authority; Binding Nature of Agreement	41

4.4	Vote Required	41

4.5	Non-Contravention; Consents	41

4.6	Capitalization	42

4.7	SEC Filings; Financial Statements	44

4.8	Absence of Changes	46

4.9	Absence of Undisclosed Liabilities	48

4.10	Title to Assets	48

4.11	Real Property; Leasehold	48

4.12	Intellectual Property	48

4.13	Agreements, Contracts and Commitments	51

4.14	Compliance; Permits; Restrictions	53

4.15	Legal Proceedings; Orders	55

4.16	Tax Matters	55

4.17	Employee and Labor Matters; Benefit Plans	57

4.18	Environmental Matters	60

4.19	Insurance	60

4.20	Transactions with Affiliates	60

4.21	No Financial Advisors	61

4.22	Valid Issuance	61

4.23	Privacy and Data Security	61

4.24	No Other Representations or Warranties	61

Section 5. Agreements of the Parties		61

5.1	Proxy Statement	61

5.2	Utah Stockholder Meeting	62

5.3	Utah Options	63

5.4	Employee Benefits	63

5.5	Utah Restricted Stock	63

A-3

5.6	Indemnification of Officers and Directors	63

5.7	Tax Matters	64

5.8	Legends	65

5.9	Officers and Directors	65

5.10	Termination of Certain Agreements and Rights	65

5.11	Section 16 Matters	66

5.12	Allocation Certificate	66

5.13	Wind Down Activities	66

5.14	Obligations of Merger Subs	66

Section 6. Conditions Precedent to Obligations of Each Party		66

6.1	No Restraints	66

6.2	Member Approval	66

6.3	Listing	66

6.4	Utah Financing	67

Section 7. Closing Deliveries of the Company		67

Section 8. Closing Deliveries of Utah		67

Section 9. Miscellaneous Provisions		67

9.1	Non-Survival of Representations and Warranties	67

9.2	Amendment	67

9.3	Waiver	68

9.4	Entire Agreement; Counterparts; Exchanges by Electronic Transmission or Facsimile	68

9.5	Applicable Law; Jurisdiction	68

9.6	Assignability	68

9.7	Notices	69

9.8	Cooperation	69

9.9	Severability	70

9.10	Other Remedies; Specific Performance	70

9.11	No Third-Party Beneficiaries	70

Exhibits:

Exhibit A	Form of Utah Stockholder Support Agreement

Exhibit B	Form of Lock-Up Agreement

Exhibit C	Form of CVR Agreement

Exhibit D	Form of Certificate of Designation

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 6, 2020, by and among UNUM THERAPEUTICS INC., a Delaware corporation (“Utah”), UTAH MERGER SUB 1 LLC, a Delaware limited liability company and wholly owned subsidiary of Utah (“First Merger Sub”), Utah Merger Sub 2 LLC, a Delaware limited liability company and wholly owned subsidiary of Utah (“Second Merger Sub” and together with First Merger Sub, “Merger Subs”), and Kiq LLC, a Delaware limited liability company (the “Company”). Certain capitalized terms used in this Agreement are defined Section 1.

RECITALS

A.    Utah and the Company intend to effect a merger of First Merger Sub with and into the Company (the “First Merger”) in accordance with this Agreement and the DLLCA. Upon consummation of the First Merger, First Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Utah.

B.    Immediately following the First Merger and as part of the same overall transaction as the First Merger, the Company will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Merger”), with Second Merger Sub being the surviving entity of the Second Merger;

C.    The Parties intend that the First Merger and Second Merger, taken together, will constitute an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g)

D.    The Utah Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Utah and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Utah Capital Stock to the members of the Company pursuant to the terms of this Agreement and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Utah vote (a) to approve the conversion of the Utah Preferred Stock issued pursuant to this Agreement into shares of Utah Common Stock in accordance with Nasdaq Listing Rule 5635(a) (the “Conversion Proposal”), (b) if deemed necessary by Utah, to authorize sufficient Utah Common Stock in Utah’s certificate of incorporation for the conversion of the Utah Preferred Stock issued pursuant to this Agreement and the Securities Purchase Agreement (the “Charter Amendment Proposal”) and (c) if deemed necessary by Utah, an amendment to Utah’s certificate of incorporation to effect the Nasdaq Reverse Split.

E.    The First Merger Sub Board has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of First Merger Sub and its sole member, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the member of First Merger Sub votes to adopt this Agreement and thereby approve the Contemplated Transactions.

F.    The Second Merger Sub Board has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Second Merger Sub and its sole member, (ii) approved and declared advisable this Agreement and the Contemplated

Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the member of Second Merger Sub votes to adopt this Agreement and thereby approve the Contemplated Transactions.

G.    The Company Manager has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its members, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the members of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions.

H.    Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, all of the officers, directors and stockholders set forth on Section A of the Utah Disclosure Schedule of Utah (solely in their capacity as stockholders of Utah) are executing support agreements in favor of the Company in substantially the form attached hereto as Exhibit A (the “Utah Stockholder Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of capital stock of Utah in favor of the Conversion Proposal and Charter Amendment Proposal.

I.    Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Utah’s willingness to enter into this Agreement, all of the members of the Company listed on Section A of the Company Disclosure Schedule are executing lock-up agreements in substantially the form attached hereto as Exhibit B (the “Lock-Up Agreement,” and collectively, the “Company Lock-Up Agreements”).

J.    Concurrently with the execution and delivery of this Agreement, the members of the Company sufficient to adopt and approve this Agreement and the First Merger as required under the DLLCA and the Company’s Organizational Documents are executing and delivering an action by written consent in form and substance reasonably acceptable to Utah in order to obtain the Required Company Member Vote (each, a “Company Member Written Consent” and collectively, the “Company Member Written Consents”).

K.    Concurrently with the execution and delivery of this Agreement, certain investors have executed a Securities Purchase Agreement among Utah and the Persons named therein (representing an aggregate commitment no less than the Concurrent Investment Amount), pursuant to which such Persons will have agreed to purchase the number of shares of Utah Preferred Stock set forth therein concurrently with the Closing in connection with the Utah Financing (the “Securities Purchase Agreement”).

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

Section 1. Definitions and Interpretative Provisions.

1.1    Definitions.

(a) For purposes of the Agreement (including this Section 1):

“Affiliate” shall have the meaning given to such term in Rule 145 under the Securities Act.

“Affordable Care Act” means the Patient Protection and Affordable Care Act.

“Allocation Certificate” shall have the meaning set forth in Section 5.12.

“Business Day” means any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“Cash and Cash Equivalents” means all (a) cash and cash equivalents and (b) marketable securities, in each case determined in accordance with GAAP.

“Certificate of Designation” means a certificate of designation for Utah Preferred Stock in the form attached hereto as Exhibit D.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Capitalization Representations” means the representations and warranties of the Company set forth in Sections 3.6(a) and 3.6(d).

“Company Contract” means any Contract: (a) to which the Company or any of its Subsidiaries is a Party, (b) by which the Company or any of its Subsidiaries is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation or (c) under which the Company or any of its Subsidiaries has or may acquire any right or interest.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 3.1(a), 3.1(b), 3.2, 3.3, 3.4 and 3.21.

“Company IP Rights” means all Intellectual Property owned, licensed, or controlled by the Company or its Subsidiaries that is necessary for, or used or held for use in, the operation of the business of the Company and its Subsidiaries as presently conducted.

“Company IP Rights Agreement” means any Contract governing, related to or pertaining to any Company IP Rights other than any confidential information provided under confidentiality agreements.

“Company Manager” means the manager (as such term is used in the DLLCA) of the Company.

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company or its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) the announcement of the Agreement or the pendency of the Contemplated Transactions, (b) the taking of any action, or the failure to take any action, by the Company that is required to comply with the terms of the Agreement, (c) any natural disaster or epidemics, pandemics or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world or any governmental or other response or reaction to any of the foregoing, (d) any change in GAAP or applicable Law or the interpretation thereof, (e) general economic or political conditions or conditions generally affecting the industries in which the Company and its Subsidiaries operate or (f) any change in the cash position of the Company and its Subsidiaries which results from operations in the Ordinary Course of Business; except in each case with respect to clauses (c), (d) and (e), to the extent disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate.

“Company Membership Interests” means the limited liability company interests of the Company.

“Company Member Written Consent” shall have the meaning set forth in the recitals.

“Company Merger Shares” means, subject to Section 2.5(e), the product determined by multiplying (i) the Post-Closing Utah Shares by (ii) the Company Allocation Percentage, in which:

•	“Aggregate Valuation” means the sum of (i) the Company Valuation, plus (ii) the Utah Valuation.

•	“Company Allocation Percentage” means the quotient (rounded to four decimal places) determined by dividing (i) the Company Valuation by (ii) the Aggregate Valuation.

•	“Company Equity Value” means $45,000,000.

•

“Company Net Cash” means (i) any cash held by the Company at the First Effective Time minus (ii) the sum of the Company’s consolidated short-term and long-term contractual obligations accrued at the Closing Date (but excluding any Liabilities set forth in the License Agreement), in each case determined in accordance with GAAP.

•	“Company Valuation” means the Company Equity Value minus (i) the Lower Company Net Cash Amount (if any) plus (ii) the Upper Company Net Cash Amount (if any).

•	“Lower Company Net Cash Amount” means, if Company Net Cash is less than the Lower Target Company Net Cash, then the amount, if any, that the Target Company Net Cash exceeds the Company Net Cash.

•	“Lower Utah Net Cash Amount” means, if Utah Net Cash is less than the Lower Target Utah Net Cash, then the amount, if any, that the Target Utah Net Cash exceeds the Utah Net Cash.

•	“Lower Target Company Net Cash” means negative $50,000.

•	“Lower Target Utah Net Cash” means $16,750,000.

•	“Post-Closing Utah Shares” mean the quotient determined by dividing (i) the Utah Outstanding Shares by (ii) the Utah Allocation Percentage.

•	“Target Company Net Cash” means $0.

•	“Target Utah Net Cash” means $17,000,000.

•	“Upper Company Net Cash Amount” means, if Company Net Cash is greater than Upper Target Company Net Cash, then the amount, if any, that the Company Net Cash exceeds the Target Company Net Cash.

•	“Upper Utah Net Cash Amount” means, if Utah Net Cash is greater than Upper Target Utah Net Cash, then the amount, if any, that the Utah Net Cash exceeds the Target Utah Net Cash.

•	“Upper Target Company Net Cash” means $50,000.

•	“Upper Target Utah Net Cash” means $17,250,000.

•	“Utah Allocation Percentage” means the quotient (rounded to four decimal places) determined by dividing (i) the Utah Valuation by (ii) the Aggregate Valuation.

•	“Utah Equity Value” means $34,000,000.

•

“Utah Outstanding Shares” means, subject to Section 2.5(e) (including, without limitation, the effects of the Nasdaq Reverse Split), the total number of shares of Utah Common Stock outstanding immediately prior to the First Effective Time expressed on a fully-diluted basis, and assuming, without limitation or duplication, (i) the issuance of shares of Utah Common Stock in respect of all Utah Options, warrants or other rights to receive shares, whether conditional or unconditional, that will be outstanding as of immediately prior to the First Effective Time, (ii) the settlement in shares of Utah Common Stock of Utah Restricted Stock Units outstanding as of immediately prior to the First Effective Time on a net settlement basis as provided in Section 5.5. Notwithstanding any of the foregoing, Utah Options with an exercise price greater than $0.88 per share (as adjusted for any stock splits or reverse stock splits after the date hereof) shall not be included in the total number of shares of Utah Common Stock outstanding for purposes of determining the Utah Outstanding Shares.

•	“Utah Valuation” means (i) the Utah Equity Value minus (ii) the Lower Utah Net Cash Amount (if any) plus (iii) the Upper Utah Net Cash Amount (if any).

“Company Registered IP” means all Company IP Rights that are owned or exclusively licensed by the Company that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights and registered trademarks and all applications and registrations for any of the foregoing.

“Company Unaudited Interim Balance Sheet” means the estimated unaudited statement of assets, liabilities and partner’s capital of the Company for the period since formation of the Company on April 28, 2020 through June 30, 2020.

“Concurrent Investment Amount” means $35,000,000.

“Confidentiality Agreement” means the Confidentiality Agreement dated May 4, 2020, between the Company and Utah.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Merger and the other transactions contemplated by the Agreement, including the CVR Agreement, the Utah Financing, the Conversion Proposal, Charter Amendment Proposal and the Nasdaq Reverse Split (to the extent applicable and deemed necessary by Utah).

“Contract” means, with respect to any Person, any written agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“DGCL” means the General Corporation Law of the State of Delaware.

“DLLCA” means the Delaware Limited Liability Company Act.

“Effect” means any effect, change, event, circumstance, or development.

“Employee Plan” means (A) an “employee benefit plan” within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (B) other plan, program, policy or arrangement providing for stock options, stock purchases, equity-based compensation, bonuses (including any annual bonuses and retention bonuses) or other incentives, severance pay, deferred compensation, employment, compensation, change in control or transaction bonuses, supplemental, vacation, retirement benefits (including post-retirement health and welfare benefits), pension benefits, profit-sharing benefits, fringe benefits, life insurance benefits, perquisites, health benefits, medical benefits, dental benefits, vision benefits, and all other employee benefit plans, agreements, and arrangements, not described in (A) above; and (C) all other plans, programs, policies or arrangements providing compensation to employees, consultants and non-employee directors.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, exclusive license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any nonprofit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Entity, any other Person that would be treated as a single employer with such Entity or part of the same “controlled group” as such Entity under Sections 414(b),(c),(m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fairmount” means Fairmount Healthcare Fund LP, a Delaware limited partnership, Fairmount Healthcare Fund II LP, a Delaware limited partnership, and any of their Affiliates.

“First Merger Sub Board” means the board of managers of First Merger Sub.

“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, supra-national or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority) or (d) self-regulatory organization (including Nasdaq).

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, approval, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law or (b) right under any Contract with any Governmental Authority.

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“Intellectual Property” means: (a) United States, foreign and international patents, patent applications, including all provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, reexaminations, term extensions, certificates of invention and the equivalents of any of the foregoing, statutory invention registrations, invention disclosures and inventions (collectively, “Patents”), (b) trademarks, service marks, trade names, domain names, corporate names, brand names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof and goodwill associated therewith, (c) copyrights, including registrations and applications for registration thereof, (d) software, including all source code, object code and related documentation, (e) formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not, and (f) all United States and foreign rights arising under or associated with any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Key Employee” means (i) an executive officer of Utah; and (ii) any employee of Utah that reports directly to the board of directors of Utah or to an executive officer of Utah.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment responsibilities. Any Person that is an Entity shall have Knowledge if any executive officer or director of such Person as of the date such knowledge is imputed has or should reasonably be expected to have Knowledge of such fact or other matter. With respect to any matters relating to Intellectual Property, such awareness or reasonable expectation to have knowledge does not require any such individual to conduct or have conducted or obtain or have obtained any freedom to operate opinions of counsel or any Intellectual Property rights clearance searches.

“Law” means any federal, state, national, supra-national, foreign, local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“License Agreement” means that certain License Agreement, dated May 27, 2020, between the Company and the other party thereto.

“Multiemployer Plan” means a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA.

“Multiple Employer Welfare Arrangement” means a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

“Nasdaq” means The Nasdaq Stock Market.

“Nasdaq Reverse Split” means a reverse stock split of all outstanding shares of Utah Common Stock effected by Utah for the purpose of maintaining compliance with Nasdaq listing standards.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of (that is binding on a Party), or any plea agreement, corporate integrity agreement, resolution agreement, or deferred prosecution agreement with, or any settlement under the jurisdiction of, any court or Governmental Authority.

“Ordinary Course of Business” means, in the case of each of the Company and Utah, such actions taken in the ordinary course of its normal operations and consistent with its past practices.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Party” or “Parties” means the Company, Merger Subs and Utah.

“Permitted Encumbrance” means (a) any statutory liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Unaudited Interim Balance Sheet or the Utah Unaudited Interim Balance Sheet, as applicable, in accordance with GAAP, (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company or Utah, as applicable, (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law, (e) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and (f) liens arising under applicable securities Law.

“Person” means any individual, Entity or Governmental Authority.

“Personal Information” means data and information concerning an identifiable natural person.

“Privacy Laws” mean Laws relating to privacy, security and/or collection, use or other processing of Personal Information.

“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Second Merger Sub Board” means the board of managers of Second Merger Sub.

“Securities Act” means the Securities Act of 1933, as amended.

An Entity shall be deemed to be a “Subsidiary” of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Target Concurrent Investment Amount” means $50,000,000.

“Tax” means (i) any federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax or similar charge (whether imposed directly or through withholding and whether or not disputed), and including any fine, penalty, addition to tax, interest or additional amount imposed by a Governmental Authority with respect thereto (or attributable to the nonpayment thereof) and (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee or successor liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, pursuant to a Contract, through operation of Law or otherwise.

“Tax Return” means any return (including any information return), report, statement, declaration, claim or refund, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed or required to be filed with any Governmental Authority (or provided to a payee) in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Transaction Expenses” means, with respect to a Party, the aggregate amount (without duplication) of all costs, fees and expenses incurred by such Party or any of its Subsidiaries (including Merger Subs), or for which such Party or any of its Subsidiaries are or may become liable in connection with the Contemplated Transactions and the negotiation, preparation and execution of this Agreement or any other agreement, document, instrument, filing, certificate, schedule, exhibit, letter or other document prepared or executed in connection with the Contemplated Transactions, including (a) any fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants, tax advisors, transfer agents, proxy solicitor and other advisors of such Party; (b) the CVR Fees; and (c) any bonus, retention payments, severance, change-in-control payments or similar payment obligations (including payments with “single-trigger” provisions triggered at and as of the consummation of the transactions contemplated hereby) that become due or payable to any director, officer, employee or consultant in connection with the consummation of the Contemplated Transactions, together with any payroll Taxes associated therewith.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Utah Associate” means any current or former employee, independent contractor, officer or director of Utah or any of its Subsidiaries.

“Utah Balance Sheet” means the audited balance sheet of Utah as of December 31, 2019, included in Utah’s Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC.

“Utah Board” means the board of directors of Utah.

“Utah Capital Stock” means the Utah Common Stock and Utah Preferred Stock.

“Utah Capitalization Representations” means the representations and warranties of Utah and Merger Subs set forth in Sections 4.6(a) and 4.6(d).

“Utah Common Stock” means the common stock, $0.001 par value per share, of Utah.

“Utah Contract” means any Contract: (a) to which Utah is a party, (b) by which Utah or any Utah IP Rights or any other asset of Utah is or may become bound or under which Utah has, or may become subject to, any obligation or (c) under which Utah has or may acquire any right or interest.

“Utah Covered Person” means, with respect to Utah as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

“Utah Employee Plan” means any Employee Plan that Utah or any of its Subsidiaries (i) sponsors, maintains, administers, or contributes to, or (ii) provides benefits under or through, or (iii) has any obligation to contribute to or provide benefits under or through, or (iv) may reasonably be expected to have any Liability, or (v) utilizes to provide benefits to or otherwise cover any current or former employee, officer, director or other service provider of Utah or any of its Subsidiaries (or their spouses, dependents, or beneficiaries).

“Utah Financing” means an acquisition of shares of Utah Preferred Stock to be consummated concurrently with the Closing pursuant to the Securities Purchase Agreement with aggregate gross cash proceeds to Utah of at least the Concurrent Investment Amount and targeted gross proceeds to Utah of the Target Concurrent Investment Amount.

“Utah Fundamental Representations” means the representations and warranties of Utah and Merger Subs set forth in Sections 4.1(a), 4.1(b), 4.2, 4.3, 4.4 and 4.21.

“Utah IP Rights” means all Intellectual Property owned, licensed or controlled by Utah that is necessary for, or used or held for use in, the operation of the business of Utah as presently conducted.

“Utah IP Rights Agreement” means any Contract governing, related or pertaining to any Utah IP Rights.

“Utah Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Utah Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Utah or any of its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been an Utah Material Adverse Effect: (a) the announcement of the Agreement or the pendency of the Contemplated Transactions, (b) any change in the stock price or trading volume of Utah Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Utah Common Stock may be taken into account in determining whether an Utah Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (c) the taking of any action, or the failure to take any action, by Utah that is required to comply with the terms of the Agreement, (d) any natural disaster or epidemics, pandemics or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing)

anywhere in the world, or any governmental or other response or reaction to any of the foregoing, (e) any change in GAAP or applicable Law or the interpretation thereof or (f) general economic or political conditions or conditions generally affecting the industries in which Utah or any of its Subsidiaries operates; except, in each case with respect to clauses (d), (e) and (f), to the extent materially and disproportionately affecting Utah and any its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Utah or any of its Subsidiaries operates. Notwithstanding the above, a delisting of Utah Common Stock on Nasdaq shall constitute a Utah Material Adverse Effect, provided that the Company has not refused or unreasonably delayed its consent to reasonable actions by Utah to maintain the listing of Utah Common Stock on Nasdaq.

“Utah Net Cash” means without duplication, (a) Utah’s Cash and Cash Equivalents determined, to the extent in accordance with GAAP, in a manner consistent with the manner in which such items were historically determined and in accordance with the financial statements (including any related notes) contained or incorporated by reference in the Utah SEC Documents and the Utah Balance Sheet, minus (b) the sum of Utah’s consolidated short-term and long-term contractual obligations accrued at the Closing Date (but excluding deferred revenue), in each case determined in accordance with GAAP and, to the extent in accordance with GAAP, in a manner consistent with the manner in which such items were historically determined and in accordance with the financial statements (including any related notes) contained or incorporated by reference in the Utah SEC Documents and the Utah Balance Sheet, minus (c) fees and expenses of Utah incurred in connection with the Contemplated Transactions, including for the avoidance of doubt, Transaction Expenses of Utah to the extent unpaid as of the Closing, minus (d) any and all Liabilities of Utah (I) to any current or former Utah or any of its Subsidiaries officer, director, employee, consultant or independent contractor (including change of control payments, retention payments, severance and other employee-, consultant- or independent contractor-related termination costs, or other payments), or (II) pursuant to any Utah Employee Plan, including deferred compensation accrued but unpaid bonuses and accrued but unpaid vacation or paid time off (including related employer employment taxes on all the foregoing), minus (e) all Liabilities related to Utah’s or any of its Subsidiaries’ lease obligations, minus (f) all costs and expenses relating to the winding down of Utah’s or any of its Subsidiaries prior research and development activities, plus (g) all prepaid expenses set forth on Section 1.1(a) of the Utah Disclosure Schedule, plus (h) expenses paid, or Liabilities incurred, prior to Closing, that are approved in writing to be covered by Utah’s D&O insurance in excess of the deductible and within overall policy limits, minus (i) any deductibles paid under applicable insurance policies taken out by Utah or any of its Subsidiaries, plus (j) deposits set forth on Section 1.1(a) of the Utah Disclosure Schedule, and minus (k) any unpaid Taxes of Utah and its Subsidiaries for Tax periods (or portions thereof) ending on or before the Closing Date determined in a manner consistent with past practice (to the extent such past practice is consistent with applicable law), including any payroll Taxes payable as a result of the vesting of each outstanding and unvested Utah Restricted Stock Unit pursuant to Section 5.5). For avoidance of doubt, the Cash and Cash Equivalents received in the Utah Financing will be excluded from the calculation of Utah Net Cash.

“Utah Options” means options or other rights to purchase shares of Utah Common Stock granted by Utah, including pursuant to any Utah Stock Plan, as an “inducement” award, or pursuant to the Utah ESPP.

“Utah Preferred Stock” means the Series A Non-Voting Convertible Preferred Stock, $0.001 par value per share, of Utah.

“Utah Registered IP” means all Utah IP Rights that are owned or exclusively licensed by Utah that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Utah Restricted Stock Units” means any equity award with respect to Utah Common Stock that represents the right to receive in the future shares of Utah Common Stock pursuant to any Utah Stock Plan.

“Utah Stockholder Support Agreements” shall have the meaning set forth in the recitals.

(b)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
409A Plan	4.17(j)
Agreement	Preamble
Capitalization Date	4.6(a)
Cash Determination Time	2.9(a)
Certificate of Merger	2.3
Certifications	4.7(a)
Charter Amendment Proposal	Recitals
Closing	2.3
Closing Date	2.3
Closing Distribution	2.6(a)
Company	Preamble
Company Disclosure Schedule	Section 3
Company Financials	3.7(a)
Company Lock-Up Agreements	Recitals
Company Manager Recommendation	5.2(c)
Company Material Contract	3.13(a)
Company Member Support Agreement	Recitals

Term	Section
Company Member Written Consents	Recitals
Company Plan	3.6(c)
Company Permits	3.14(b)
Company Preferred Stock	3.6(a)
Company Product Candidates	3.14(d)
Company Regulatory Permits	3.14(d)
Company Stock Certificate	2.6
Contingent Workers	3.17(a)
Costs	5.6(a)
Company Valuation Calculation	2.9(b)
Company Valuation Schedule	2.9(b)
Current Premium	5.8(d)
CVR	2.6(a)
CVR Agreement	2.6(a)
CVR Fees	2.6(d)
D&O Indemnified Parties	5.6(a)
Drug Regulatory Agency	3.14(c)
Effective Time	2.3
Employment-Related Laws	3.17(c)
Exchange Agent	2.7(a)
FDA	3.14(c)
FDCA	3.14(c)
First Certificate of Merger	2.3
First Effective Time	2.3
First Merger	Recitals

Term	Section
First Merger Sub	Preamble
First Step Surviving Company	2.1
GAAP	3.7(a)
Grant Date	3.6(f)
Investor Agreements	5.10
Liability	3.9
Merger	Recitals
Merger Consideration	2.5(ii)
Merger Subs	Preamble
PHSA	3.14(c)
Privacy Policies	3.23
Proxy Statement	5.1(a)
Required Company Member Vote	3.4
Required Utah Stockholder Vote	4.4
Second Certificate of Merger	2.3
Second Effective Time	2.3
Second Merger	Recitals
Second Merger Sub	Preamble
Surviving Company	2.1
Utah	Preamble
Utah 2015 Plan	4.6(c)
Utah 2018 Plan	4.6(c)
Utah Board Recommendation	5.2(b)
Utah Disclosure Schedule	Section 4
Utah ESPP	4.6(c)

Term	Section
Utah Material Contract	4.13
Utah Net Cash Calculation	2.9(a)
Utah Net Cash Delivery Date	2.9(a)
Utah Net Cash Schedule	2.9(a)
Utah Permits	4.14(b)
Utah Product Candidates	4.14(d)
Utah Regulatory Permits	4.14(d)
Utah Real Estate Leases	4.11
Utah SEC Documents	4.7(a)
Utah Stock Plans	4.6(c)
Utah Stockholder Matters	5.2(a)
Utah Stockholder Meeting	5.2(a)
Utah Stockholder Support Agreement	Recitals
Withholding Agent	2.12

1.2    Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections, Exhibits and Schedules are to Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine gender. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” is not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended, modified, re-enacted thereof, substituted, from time to time. References to “$” and “dollars” are to the currency of the United States. All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP unless otherwise expressly specified. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the Eastern time zone of the United States. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. The Parties agree that the Company Disclosure Schedule or Utah Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Section 3 or Section 4, respectively. The disclosures in any section or subsection of the Company Disclosure Schedule or the Utah Disclosure Schedule shall qualify other sections and subsections in Section 3 or Section 4, respectively, to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The words “delivered” or “made available” mean, with respect to any documentation, (a) that prior to 5:00 p.m. (New York City time) on the date that is the day prior to the date of this Agreement, a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party for the purposes of the Contemplated Transactions or (b) delivered by or on behalf of a Party or its Representatives to the other Party or its Representatives via electronic mail or in hard copy form prior to the execution of this Agreement.

Section 2. Description of Transaction

2.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the First Effective Time, First Merger Sub shall be merged with and into the Company, and the separate existence of First Merger Sub shall cease. As a result of the First Merger, the Company will continue as the surviving company of the First Merger (the “First Step Surviving Company”). Upon the terms and subject to the conditions set forth in this Agreement, at the Second Effective Time, the First Step Surviving Company will merge with and into Second Merger Sub, and the separate existence of the First Step Surviving Company shall cease. As a result of the Second Merger, Second Merger Sub will continue as the surviving company in the Second Merger (the “Surviving Company”).

2.2    Effects of the Merger. At and after the First Effective Time, the First Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DLLCA. As a result of the First Merger, the First Step Surviving Company will become a wholly owned subsidiary of Utah. At and after the Second Effective Time, the Second Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DLLCA.

2.3    Closing; First Effective Time; Second Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Section 7, Section 8 and Section 9, the consummation of the Merger (the “Closing”) shall take place remotely, on the date of this Agreement, or at such other time, date and place as Utah and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, (i) the Parties shall cause the First Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the First Merger, satisfying the applicable requirements of the DLLCA and in form and substance to be agreed upon by the Parties (the “First Certificate of Merger”) and (ii) the Parties shall cause the Second Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Second Merger, satisfying the applicable requirements of the DLLCA and in form and substance to be agreed upon by the Parties (the “Second Certificate of Merger”). The First Merger shall become effective at the time of the filing of such First Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such First Certificate of Merger with the consent of Utah and the Company (the time as of which the First Merger becomes effective being referred to as the “First Effective Time”). The Second Merger shall become effective at the time of the filing of such Second Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Second Certificate of Merger with the consent of Utah and the Company (the time as of which the Second Merger becomes effective being referred to as the “Second Effective Time”).

2.4    Organizational Documents; Directors and Officers.

(a)    As of the First Effective Time:

(i)    the certificate of formation of the First Step Surviving Company shall be amended and restated as set forth in an exhibit to the First Certificate of Merger, until thereafter amended as provided by the DLLCA and such certificate of formation;

(ii)    the limited liability company agreement of the First Step Surviving Company shall be identical to the limited liability company agreement of the Company as in effect immediately prior to the First Effective Time, until thereafter amended as provided by the DLLCA and such limited liability company agreement; provided that the limited liability company agreement of the First Step Surviving Company shall comply with Section 5.6;

(iii)    the certificate of incorporation of Utah shall be identical to the certificate of incorporation of Utah immediately prior to the First Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation;

(iv)    the directors and officers of Utah, each to hold office in accordance with the certificate of incorporation and bylaws of Utah, shall be as set forth in Section 5.9; and

(v)    the manager of the First Step Surviving Company in accordance with the certificate of formation and limited liability agreement of the Surviving Company, shall be Utah.

(b)    As of the Second Effective Time:

(i)    the manager of the Surviving Company in accordance with the certificate of formation and limited liability agreement of the Surviving Company, shall be Utah;

(ii)    the limited liability company agreement of the Surviving Company shall be identical to the limited liability company agreement of Second Merger Sub as in effect immediately prior to the Second Effective Time, until thereafter amended as provided by the DLLCA and such limited liability company agreement; provided that (I) the limited liability company agreement of the Surviving Company shall comply with Section 5.6 and (II) all references to Second Merger Sub in the limited liability company agreement of the Surviving Company shall be changed to reference to Kiq Bio LLC; and

(iii)    the certificate of formation of the Second Merger Sub as in effect immediately prior to the Second Effective Time shall be the certificate of formation of the Surviving Company, until thereafter further amended in accordance with DLLCA and as provided in such certificate of formation, except that Article I of the certificate of formation of the Surviving Company shall be amended and restated in its entirety to read as follows: “The name of this limited liability company is Kiq Bio LLC”.

(c)    the manager of the Surviving Company in accordance with certificate of formation and limited liability agreement of the Surviving Company, shall be Utah.

2.5    Conversion of Membership Interests.

(a)    At the First Effective Time, by virtue of the First Merger and without any further action on the part of Utah, Merger Subs, the Company or any member of the Company or stockholder of Utah, subject to Section 2.5(c) and Section 2.5(f), the Company Membership Interests outstanding immediately prior to the First Effective Time shall be converted solely into the right to receive a number of shares of Utah Common Stock equal to the amount of Company Merger Shares multiplied by the applicable member’s percentage interest in the Company as set forth on the Allocation Certificate.

(b)    If any Company Membership Interests outstanding immediately prior to the First Effective Time are unvested or are subject to a repurchase option or a risk of forfeiture under any applicable restricted stock, profits interests, restricted stock unit award agreement or other similar agreement with the Company, then the shares of Utah Common Stock issued in exchange for such Company Membership Interests will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and such shares of Utah Common Stock shall accordingly be marked with appropriate legends. The Company shall take all actions that may be necessary to ensure that, from and after the First Effective Time, Utah is entitled to exercise any such repurchase option or other right set forth in any such restricted stock unit award agreement or other agreement.

(c)    No fractional shares of Utah Common Stock shall be issued in connection with the First Merger, and no certificates or scrip for any such fractional shares shall be issued, with no cash being paid for any fractional share eliminated by such rounding. Any fractional shares of Utah Common Stock a holder of Company Membership Interests would otherwise be entitled to receive shall be aggregated together first prior to eliminating any remaining fractional share.

(d)    At the First Effective Time, by virtue of the First Merger and without any further action on the part of Utah, Merger Subs, the Company or any member of the Company or stockholder of Utah, each membership interest of First Merger Sub issued and outstanding immediately prior to the First Effective Time shall be converted into and exchanged for one membership interest of the First Step Surviving Company. If applicable, each certificate of membership interests of First Merger Sub evidencing ownership of any such membership interest shall, as of the First Effective Time, evidence ownership of such membership interests of the First Step Surviving Company.

(e)    If, between the date of this Agreement and the First Effective Time, the outstanding Company Membership Interests or Utah Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split (including the Nasdaq Reverse Split to the extent such split has not previously been taken into account in calculating the Company Merger Shares), combination or exchange of shares or other like change, the Company Merger Shares shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company Membership Interests and Utah Common Stock with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company or Utah to take any action with respect to Company Membership Interests or Utah Common Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

(f)    Notwithstanding anything to the contrary, the aggregate number of shares of Utah Common Stock issued pursuant to Section 2.5(a) to any member of the Company shall not result in the acquisition of beneficial ownership of Utah in excess of 19.99% of the total number of shares of Utah Common Stock outstanding immediately prior to the First Effective Time (the “Utah Common Stock Consideration Cap”). In the event the aggregate number of shares of Utah Common Stock issued pursuant to Section 2.5(a) to any member of the Company at Closing would result in the issuance of shares of Utah Common Stock in an amount in excess of the Utah Common Stock Consideration Cap, Utah shall issue to such member(s) shares of Utah Common Stock up to the Utah Common Stock Consideration Cap and shall issue the remaining balance of such member’s Company Merger Shares in shares of Utah Preferred Stock, in each case, in accordance with the applicable member’s percentage interest in the Company as set forth on the Allocation Certificate.

(g)    At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Utah, the First Step Surviving Company, Second Merger Sub or their respective members, each membership interest of the First Step Surviving Company issued and outstanding immediately prior to the Second Effective Time shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.

2.6    Contingent Value Right

(a) Prior to the First Effective Time, Utah shall declare a distribution (the “Closing Distribution”) to Holders of Utah Common Stock of record as of immediately prior to the First Effective Time (including, for the avoidance of doubt, those shares of Utah Common Stock issued upon settlement of Utah Restricted Stock Units pursuant to Section 5.5) of the right to receive one contingent value right (each, a “CVR”) for each outstanding share of Utah Common Stock held by such stockholder as of such date (less applicable withholding taxes), each representing the right to receive contingent payments upon the occurrence of certain events set forth in, and subject to and in accordance with the terms and conditions of, the Contingent Value Rights Agreement in the form attached hereto as Exhibit C (the “CVR Agreement”). The record date for the Closing Distribution shall be the close of business on the Business Day on which the First Effective Time occurs and the payment date for which shall be three (3) Business Days after the First Effective Time; provided that the payment of such distribution may be conditioned upon the occurrence of the First Effective Time.

(b)    Utah and the Exchange Agent shall, within 30 days following the Closing Date, duly authorize, execute and deliver the CVR Agreement.

(c)    Utah agrees to pay all costs and fees associated with any action contemplated by this Section  2.6 (the “CVR Fees”).

2.7    Closing of the Company’s Transfer Books. At the First Effective Time: (a) all Company Membership Interests outstanding immediately prior to the First Effective Time shall be treated in accordance with Section 2.5(a), and all holders of certificates representing Company Membership Interests that were outstanding immediately prior to the First Effective Time shall cease to have any rights as members of the Company and (b) the membership interests transfer books of the Company shall be closed with respect to all Company Membership Interests outstanding immediately prior to the First Effective Time. No further transfer of any such Company Membership Interests shall be made on such membership interests transfer books after the First Effective Time.

2.8    Surrender of Company Membership Interests.

(a)    On or prior to the Closing Date, Utah and the Company shall jointly select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the First Effective Time, Utah shall deposit with the Exchange Agent evidence of book-entry shares representing the shares of Utah Capital Stock issuable pursuant to Section 2.5(a) in exchange for Company Membership Interests.

(b)    Promptly after the First Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of Company Membership Interests that were converted into the right to receive the Company Merger Shares: (i) a letter of transmittal in customary form and containing such provisions as Utah may reasonably specify and (ii) instructions for effecting the surrender of Company Membership Interests in exchange for book-entry shares of Utah Capital Stock. Upon surrender of a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Utah, the holder of such Company Membership Interests shall be entitled to receive in exchange therefor book-entry shares representing the Company Merger Shares (in a number of whole shares of Utah Capital Stock) that such holder has the right to receive pursuant to the provisions of Section 2.5(a).

(c)    No dividends or other distributions declared or made with respect to Utah Capital Stock with a record date after the First Effective Time shall be paid to the holder of any Company Membership Interests with respect to the shares of Utah Capital Stock that such holder has the right to receive in the Merger until such holder delivers a duly executed letter of transmittal (at which time (or, if later, on the applicable payment date) such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

(d)    Any shares of Utah Capital Stock deposited with the Exchange Agent that remain undistributed to holders of Company Membership Interests as of the date that is 180 days after the Closing Date shall be delivered to Utah upon demand, and any holders of Company Membership Interests who have not theretofore delivered a duly executed letter of transmittal in accordance with this Section 2.8 shall thereafter look only to Utah for satisfaction of their claims for Utah Capital Stock and any dividends or distributions with respect to shares of Utah Capital Stock.

(e)    No Party shall be liable to any holder of any Company Membership Interests or to any other Person with respect to any shares of Utah Capital Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

2.9    Calculation of Net Cash and Company Valuation.

(a)    No later than the Closing Date, Utah will deliver to the Company a schedule (the “Utah Net Cash Schedule”) setting forth, in reasonable detail, Utah’s good faith, estimated calculation of Utah Net Cash (the “Utah Net Cash Calculation” as of 11:59 p.m. on the last Business Day prior to the Closing Date (the “Cash Determination Time”) prepared and certified by Utah’s chief financial officer (or if there is no chief financial officer at such time, the principal financial and accounting officer for Utah). Utah shall make available to the Company (electronically to the greatest extent possible), as reasonably requested by the Company, the work papers and back-up materials used or useful in preparing the Utah Net Cash Schedule and, if reasonably requested by the Company, Utah’s accountants and counsel at reasonable times and upon reasonable notice. The Utah Net Cash Calculation shall include Utah’s determination, as of the Cash Determination Time, of the defined terms in Section 1.1(a) necessary to calculate the Company Merger Shares.

(b)    No later than the Closing Date, the Company will deliver to Utah a schedule (the “Company Valuation Schedule”) setting forth, in reasonable detail, the Company’s good faith, estimated calculations of the components of the Company Valuation (the “Company Valuation Calculation”) as of immediately prior to the Closing prepared and certified by the Company Manager. The Company shall make available to Utah, as reasonably requested by Utah, the work papers and back-up materials used or useful in preparing the Company Valuation Schedule and, if reasonably requested by Utah, the Company’s accountants and counsel at reasonable times and upon reasonable notice.

2.10    Further Action. If, at any time after the First Effective Time, any further action is determined by the Surviving Company to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full right, title and possession of and to all rights and property of the Company, then the officers and manager of the Surviving Company shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Company, in the name of Merger Subs, in the name of the Surviving Company and otherwise) to take such action.

2.11    Tax Consequences. The Parties acknowledge and agree that, for U.S. federal (and applicable state and local), income tax purposes the First Merger and the Second Merger, taken together, are intended to constitute an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a reorganization within the meaning of Section 368(a) of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section  1.368-2(g).

2.12    Withholding. Each of the Exchange Agent, Utah, First Step Surviving Company and the Surviving Company (each, a “Withholding Agent”) shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement (including the Closing Distribution) such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Law; provided that if a Withholding Agent determines that any payment to any member of the Company hereunder is subject to deduction and/or withholding, then, except with respect to compensatory payments or as a result of a failure to deliver the certificate described in Section 5.7(c), such Withholding Agent shall (i) provide notice to such member as soon as reasonably practicable after such determination and (ii) use commercially reasonable efforts to cooperate with such member prior to Closing to reduce or eliminate any such deduction and/or withholding. To the extent such amounts are so deducted or withheld, and remitted to the appropriate taxing authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 3. Representations and Warranties of the Company.

Subject to Section 3, except as set forth in the written disclosure schedule delivered by the Company to Utah (the “Company Disclosure Schedule”), the Company represents and warrants to Utah and Merger Subs as follows:

3.1    Due Organization; Subsidiaries.

(a)    The Company is a corporation or other legal entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound.

(b)    The Company is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business in the manner in which its business is currently being conducted requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

(c)    The Company has no Subsidiaries and the Company does not own any capital stock or membership interests of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other Entity. The Company is not and has never otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. The Company has not agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.2    Organizational Documents. The Company has delivered to Utah accurate and complete copies of the Organizational Documents of the Company. The Company is not in breach or violation of its Organizational Documents in any material respect.

3.3    Authority; Binding Nature of Agreement. The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Company Manager has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its members, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the members of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by Utah and Merger Subs, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

3.4    Vote Required. The affirmative vote of the holders of all of the Company Membership Interests each outstanding on the record date for the Company Member Written Consent and entitled to vote thereon, voting as a single class (the “Required Company Member Vote”), is the only vote of the holders of any class or series of Company Membership Interests necessary to adopt and approve this Agreement and approve the Contemplated Transactions. No interest in the Company is subject to any appraisal or dissenters rights in connection with the Contemplated Transactions. The Company has obtained approval by written consent from Company members sufficient for the Required Company Member Vote in lieu of a meeting pursuant to Section 18-302 of the DLLCA, for purposes of adopting and approving this Agreement and the Contemplated Transactions.

3.5    Non-Contravention; Consents.

(a)    Subject to obtaining the Required Company Member Vote and the filing of the First Certificate of Merger and Second Certificate of Merger required by the DLLCA, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i)    contravene, conflict with or result in a violation of any of the provisions of the Company’s Organizational Documents;

(ii)    contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order by which the Company, or any of the assets owned or used by the Company, is subject;

(iii)    contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company;

(iv)    contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Company Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract, (C) accelerate the maturity or performance of any Company Material Contract or (D) cancel, terminate or modify any term of any Company Material Contract, except in the case of any nonmaterial breach, default, penalty or modification; or

(v)    result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company (except for Permitted Encumbrances).

(b)    Except for (i) the Required Company Member Vote, (ii) the filing of the First Certificate of Merger and Second Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DLLCA and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, the Company was not, is not, nor will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

(c)    The Company Manager has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL, to the extent applicable to the Company, are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the Contemplated Transactions.

3.6    Capitalization.

(a)    Section 3.6(a) of the Company Disclosure Schedule sets forth an accurate and complete capitalization table of the Company as of the date of this Agreement.

(b)    All of the outstanding Company Membership Interests as set out in Section 3.6(a) of the Company Disclosure Schedule have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances other than Encumbrances set forth in the Organizational Documents or under applicable securities Laws. None of the outstanding Company Membership Interests is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding Company Membership Interests is subject to any right of first refusal in favor of the Company. Except as contemplated herein, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Company Membership Interests. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Membership Interests or other securities. Section 3.6(b) of the Company Disclosure Schedule accurately and completely lists all repurchase rights held by the Company with respect to Company Membership Interests (including shares issued pursuant to the exercise of options) and specifies which of those repurchase rights are currently exercisable.

(c)    The Company does not have any option plan or any other plan, program, agreement or arrangement providing for an equity-based compensation for any Person.

(d)    There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any membership interests or other securities of the Company, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company, (iii) member rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company is or may become obligated to sell or otherwise issue any membership interests or any other securities or (iv) condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

(e)    All outstanding Company Membership Interests and other securities of the Company have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

(f)    The Company Membership Interests are uncertificated.

3.7    Financial Statements.

(a)    Section 3.7(a) of the Company Disclosure Schedule includes true and complete copies of the Company Unaudited Interim Balance Sheet, and the Company’s unaudited estimated statement of income, cash flow and changes in partners’ capital for the three months ended June 30, 2020 (collectively, the “Company Financials”). The Company Financials (A) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except that the Company Financials may not have notes thereto and other presentation items that may be required by GAAP and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (B) fairly present, in all material respects, the financial position and operating results of the Company as of the dates and for the periods indicated therein.

(b)    The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company in conformity with GAAP and to maintain accountability of the Company’s assets, (iii) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for the Company’s assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences. The Company maintains internal controls consistent with the practices of similarly situated private companies over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes.

(c)    Section 3.7(c) of the Company Disclosure Schedule lists, and the Company has delivered to Utah accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by the Company since April 28, 2020 (the date of formation of the Company).

(d)    Since April 28, 2020, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Company Manager or any committee thereof. Since April 28, 2020, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

3.8    Absence of Changes. Except as set forth on Section 3.8 of the Company Disclosure Schedule, between April 28, 2020 and the date of this Agreement, the Company has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Company Material Adverse Effect or (b) actions to do any of the following:

(a)    declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any Company Membership Interests or other securities (except for Company Membership Interests from terminated employees, directors or consultants of the Company in accordance with agreements in effect on the date of this Agreement providing for the repurchase of shares at no more than the purchase price thereof in connection with any termination of services to Utah or any of its Subsidiaries);

(b)    except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(c)    sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing actions with respect to: (A) any capital stock or other security of the Company, (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security of the Company;

(d)    form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(e)    (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others or (D) make any capital expenditure or commitment;

(f)    other than as required by applicable Law: (A) adopt, establish or enter into any Employee Plan, including, for the avoidance of doubt, any equity awards plans, (B) cause or permit any Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, (C) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations in place on the date of this Agreement pursuant to any Employee Plan), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants, or (E) hire any officer, employee or consultant;

(g)    enter into any material transaction outside the Ordinary Course of Business;

(h)    acquire any material asset or sell, lease, license or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties;

(i)    sell, assign, transfer, license, sublicense or otherwise dispose of any material Company IP Rights (other than pursuant to nonexclusive licenses in the Ordinary Course of Business);

(j)    make (other than consistent with past practice), change or revoke any material Tax election; file any material amendment to any Tax Return; settle or compromise any material Tax claim; waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Law) with any Governmental Authority; or adopt or change any material accounting method in respect of Taxes;

(k)    waive, settle or compromise any pending or threatened Legal Proceeding against the Company, other than waivers, settlements or agreements (A) for an amount not in excess of $100,000 in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) and (B) that do not impose any material restrictions on the operations or businesses of the Company or any equitable relief on, or the admission of wrongdoing by the Company;

(l)    delay or fail to repay when due any material obligation, including accounts payable and accrued expenses, other than in the Ordinary Course of Business;

(m)    forgive any loans to any Person, including its employees, officers, directors or Affiliate;

(n)    sell, assign, transfer, license, sublicense or otherwise dispose of any material Utah IP Rights (other than in the Ordinary Course of Business);

(o)    terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(p)    enter into, amend, terminate, or waive any material option or right under, any Company Material Contract;

(q)    (A) materially change pricing or royalties or other payments set or charged by the Company to its customers or licensees or (B) agree to materially change pricing or royalties or other payments set or charged by Persons who have licensed Intellectual Property to the Company; or

(r)    agree, resolve or commit to do any of the foregoing.

3.9    Absence of Undisclosed Liabilities. The Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise (each a “Liability”), in each case, of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Company Unaudited Interim Balance Sheet, (b) normal and recurring current

Liabilities that have been incurred by the Company since the date of the Company Unaudited Interim Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law), (c) Liabilities for performance of obligations of the Company under Company Contracts, (d) Liabilities incurred in connection with the Contemplated Transactions and the Securities Purchase Agreement and (e) Liabilities listed in Section 3.9 of the Company Disclosure Schedule.

3.10    Title to Assets. The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Company Unaudited Interim Balance Sheet and (b) all other tangible assets reflected in the books and records of the Company as being owned by the Company. All of such assets are owned or, in the case of leased assets, leased by the Company free and clear of any Encumbrances, other than Permitted Encumbrances.

3.11    Real Property; Leasehold. The Company does not own nor has ever owned any real property. The Company does not lease nor has ever leased any real property.

3.12    Intellectual Property.

(a)    Section 3.12(a) of the Company Disclosure Schedule is an accurate, true and complete listing of all Company Registered IP.

(b)    Section 3.12(b) of the Company Disclosure Schedule accurately identifies (i) all Company Contracts pursuant to which any Company IP Rights are licensed to the Company (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s products or services, (B) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of equipment, reagents or other materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between Company and its employees in Company’s standard form thereof), (ii) the corresponding Company Contract pursuant to which such Company IP Rights are licensed to the Company and (iii) whether the license or licenses granted to the Company are exclusive or nonexclusive.

(c)    Section 3.12(c) of the Company Disclosure Schedule accurately identifies each Company Contract pursuant to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP Rights (other than (i) any confidential information provided under confidentiality agreements and (ii) any Company IP Rights nonexclusively licensed to academic collaborators, suppliers or service providers for the sole purpose of enabling such academic collaborator, supplier or service providers to provide services for the Company’s benefit).

(d)    The Company is not bound by, and no Company IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert, or enforce any Company IP Rights anywhere in the world.

(e)    The Company exclusively owns all right, title, and interest to and in Company IP Rights (other than (i) Company IP Rights licensed to the Company, or co-owned rights each as identified in Section 3.12(c) of the Company Disclosure Schedule, (ii) any non-customized software that (A) is licensed to the Company solely in executable or object code form pursuant to a nonexclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s products or services and (iii) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of equipment, reagents or other materials), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing:

(i)    All documents and instruments necessary to register or apply for or renew registration of Company Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority.

(ii)    Each Person who is or was an employee or contractor of the Company and who is or was involved in the creation or development of any Intellectual Property for the Company has signed a valid, enforceable agreement containing a present assignment of such Intellectual Property to the Company and confidentiality provisions protecting trade secrets and confidential information of the Company.

(iii)    To the Knowledge of the Company, no current or former member, officer, director, or employee of the Company has any claim, right (whether or not currently exercisable), or interest to or in any Company IP Rights purported to be owned by the Company. To the Knowledge of the Company, no employee of the Company is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or (b) in breach of any Contract with any former employer or other Person concerning Company IP Rights purported to be owned by the Company or confidentiality provisions protecting trade secrets and confidential information comprising Company IP Rights purported to be owned by the Company.

(iv)    No funding, facilities, or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company IP Rights in which the Company has an ownership interest.

(v)    The Company has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that the Company holds, or purports to hold, as confidential or a trade secret.

(vi)    The Company has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Company IP Rights to any other Person.

(vii)    To the Knowledge of the Company, the Company IP Rights constitute all Intellectual Property necessary for the Company to conduct its business as currently conducted; provided, however, that the foregoing representation is not a representation with respect to noninfringement of Intellectual Property.

(f)    The Company has delivered or made available to Utah, a complete and accurate copy of all Company IP Rights Agreements. With respect to each of the Company IP Rights Agreements: (i) each such agreement is valid and binding on the Company and in full force and effect, (ii) the Company has not received any written notice of termination or cancellation under such agreement, or received any written notice of breach or default under such agreement, which breach has not been cured or waived and (iii) the Company, and to the Knowledge of the Company, no other party to any such agreement, is not in breach or default thereof in any material respect.

(g)    The manufacture, marketing, sale, offering for sale, importation, use or intended use or other disposal of any product as currently sold or under development by the Company does not violate any license or agreement between the Company and any other third party, and, to the Knowledge of the Company, does not infringe or misappropriate any valid and issued Patent right or other Intellectual Property of any other Person, which infringement or misappropriation would reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no third party is infringing upon any Patents owned by Company within the Company IP Rights, or otherwise violating any Company IP Rights Agreement.

(h)    As of the date of this Agreement, Company is not a party to any Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, enforceability, claim construction, ownership or right to use, sell, offer for sale, license or dispose of any Company IP Rights. The Company has not received any written notice asserting that any Company IP Rights or the proposed use, sale, offer for sale, license or disposition of products, methods, or processes claimed or covered thereunder infringes or misappropriates or violates the rights of any other Person or that the Company has otherwise infringed, misappropriated or otherwise violated any Intellectual Property of any Person. None of the Company IP Rights is subject to any outstanding order of, judgment of, decree of or agreement with any Governmental Authority that limits the ability of the Company to exploit any Company IP Rights.

(i)    Each item of Company Registered IP is and at all times has been filed and maintained in compliance in all material respects with all applicable Law and all filings, payments, and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline. To the Knowledge of the Company, all Company Registered IP that is issued or granted is valid and enforceable.

(j)    To the Knowledge of the Company, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by the Company conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which the Company has or purports to have an ownership interest has been impaired as determined by the Company in accordance with GAAP.

(k)    Except as set forth in Sections 3.12(b) or 3.12(c) of the Company Disclosure Schedule or as contained in license, distribution or service agreements entered into in the Ordinary Course of Business by the Company (i) the Company is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim which is material to the Company, taken as a whole and (ii) the Company has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(l)    The Company is not party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will cause the grant of any license or other right to any Company IP Rights, result in breach of, default under or termination of such Contract with respect to any Company IP Rights, or impair the right of the Company or the Surviving Company and its Subsidiaries to use, sell or license or enforce any Company IP Rights or portion thereof, except for the occurrence of any such grant or impairment that would not individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

3.13    Agreements, Contracts and Commitments.

(a)    Section 3.13(a) of the Company Disclosure Schedule lists the following Company Contracts in effect as of the date of this Agreement (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):

(i)    the License Agreement (the parties agree that the License Agreement does not need to be disclosed in any other subsections of this Section 3.13(a));

(ii)    each Company Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(iii)    each Company Contract containing (A) any covenant limiting the freedom of the Company or the Surviving Company to engage in any line of business or compete with any Person, or limiting the development, manufacture, or distribution of the Company’s products or services (B) any most-favored pricing arrangement, (C) any exclusivity provision or (D) any non-solicitation provision;

(iv)    each Company Contract (A) pursuant to which any Person granted the Company an exclusive license under any Intellectual Property, or (B) pursuant to which the Company granted any Person an exclusive license under any Company IP Rights;

(v)    each Company Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $50,000 pursuant to its express terms and not cancelable without penalty;

(vi)    each Company Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(vii)    each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $50,000 or creating any material Encumbrances with respect to any assets of the Company or any loans or debt obligations with officers or directors of the Company;

(viii)    each Company Contract requiring payment by or to the Company after the date of this Agreement in excess of $50,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions), (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company, (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which the Company has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company or (D) any Contract to license any patent, trademark registration, service mark registration, trade name or copyright registration to or from any third party to manufacture or produce any product, service or technology of the Company or any Contract to sell, distribute or commercialize any products or service of the Company, in each case, except for Company Contracts entered into in the Ordinary Course of Business;

(ix)    each Company Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the Contemplated Transactions;

(x)    each Company Contract to which the Company is a party or by which any of its assets and properties is currently bound, which involves annual obligations of payment by, or annual payments to, the Company in excess of $50,000; or

(xi)    any other Company Contract that is not terminable at will (with no penalty or payment) by the Company, and (A) which involves payment or receipt by the Company after the date of this Agreement under any such agreement, contract or commitment of more than $50,000 in the aggregate, or obligations after the date of this Agreement in excess of $50,000 in the aggregate or (B) that is material to the business or operations of the Company taken as a whole.

(b)    The Company has delivered or made available to Utah accurate and complete copies of all Company Material Contracts, including all amendments thereto. There are no Company Material Contracts that are not in written form. The Company has not, nor to the Company’s Knowledge, as of the date of this Agreement has any other party to a Company Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Company Material Adverse Effect. As to the Company, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to change, any material amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract.

3.14    Compliance; Permits; Restrictions.

(a)    The Company is, and since April 28, 2020 has been, in material compliance with all applicable Laws. No investigation, claim, suit, proceeding, audit, Order, or other action by any Governmental Authority is pending or, to the Knowledge of the Company, threatened against the Company. There is no agreement or Order binding upon the Company which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of material property by the Company or the conduct of business by the Company as currently conducted, (ii) is reasonably likely to have an adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b)    The Company holds all required Governmental Authorizations which are material to the operation of the business of the Company as currently conducted (the “Company Permits”). Section 3.14(b) of the Company Disclosure Schedule identifies each Company Permit. The Company is in material compliance with the terms of the Company Permits. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened, which seeks to revoke, substantially limit, suspend, or materially modify any Company Permit. The rights and benefits of each Company Permit will be available to the Surviving Company or its Subsidiaries, as applicable, immediately after the Second Effective Time on terms substantially identical to those enjoyed by the Company as of the date of this Agreement and immediately prior to the First Effective Time.

(c)    There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened with respect to an alleged material violation by the Company of the Federal Food, Drug, and Cosmetic Act (“FDCA”), the Public Health Service Act (“PHSA”), Food and Drug Administration (“FDA”) regulations adopted thereunder, the Controlled Substances Act or any other similar Law promulgated by the FDA or other comparable Governmental Authority responsible for regulation of the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of drug products (“Drug Regulatory Agency”).

(d)    The Company holds all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of the Company as currently conducted, and the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (the “Company Product Candidates”) (collectively, the “Company Regulatory Permits”) and no such Company Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications. The Company has timely maintained and are in compliance in all material respects with the Company Regulatory Permits and has not, since April 28, 2020, received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Company Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Company Regulatory Permit. The Company has made available to Utah all information requested by Utah in the Company’s possession or control relating to the Company Product Candidates and the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of the Company Product Candidates, including but not limited to complete copies of the following (to the extent there are any): (x) adverse event reports; preclinical, clinical and other study reports and material study data; inspection reports, notices of adverse findings, untitled letters, warning letters, filings and letters and other written correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency and (y) similar reports, material study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority. All such information is accurate and complete in all material respects.

(e)    All clinical, preclinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company, or in which the Company or its current products or product candidates, including the Company Product Candidates, have participated, were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of the Drug Regulatory Agencies and other applicable Law, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. The Company has not received any written notices, correspondence, or other communications from any Drug Regulatory Agency requiring, or to the Knowledge of the Company threatening to initiate, any action to place a clinical hold order on, or otherwise terminate, delay, or suspend any clinical studies conducted by or on behalf of, or sponsored by, the Company or in which the Company or its current products or product candidates, including the Company Product Candidates, have participated. Further, no clinical investigator, researcher, or clinical staff participating in any clinical study conducted by or, to the Knowledge of the Company, on behalf of the Company has been disqualified from participating in studies involving the Company Product Candidates, and to the Knowledge of the Company, no such administrative action to disqualify such clinical investigators, researchers or clinical staff has been threatened or is pending.

(f)    The Company is not, and to the Knowledge of the Company, no contract manufacturer with respect to any Company Product Candidate, is the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of the Company, the Company has not, and no contract manufacturer with respect to any Company Product Candidate has committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of the Company, and to the Knowledge of the Company, any contract manufacturer with respect to any Company Product Candidate, or any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion under (i) 21 U.S.C. Section 335a or (ii) any similar applicable Law. To the Knowledge of the Company, no debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against the Company, and to the Knowledge of the Company, any contract manufacturer with respect to any Company Product Candidate, or any of their respective officers, employees or agents.

(g)    All manufacturing operations conducted by, or to the Knowledge of the Company, for the benefit of, the Company in connection with any Company Product Candidate, since April 28, 2020, have been and are being conducted in compliance in all material respects with applicable Laws, including the FDA’s standards for current good manufacturing practices, including applicable requirements contained in 21 C.F.R. Parts 210, 211, 600-680, and 1271, and the respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States.

(h)    No laboratory or manufacturing site owned by the Company, and to the Knowledge of the Company, no manufacturing site of a contract manufacturer or laboratory, with respect to any Company Product Candidate, (i) is subject to a Drug Regulatory Agency shutdown or import or export prohibition or (ii) has received any Form FDA 483, notice of violation, warning letter, untitled letter, or similar correspondence or notice from the FDA or other Governmental Authority alleging or asserting noncompliance with any applicable Law, in each case, that have not been complied with or closed to the satisfaction of the relevant Governmental Authority, and, to the Knowledge of the Company, neither the FDA nor any other Governmental Authority is considering such action.

3.15    Legal Proceedings; Orders.

(a)    There is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Company or any of the material assets owned or used by the Company or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b)    There is no Order to which the Company, or any of the material assets owned or used by the Company, is subject.

3.16    Tax Matters.

(a)    The Company has timely filed all income Tax Returns and all other material Tax Returns that they were required to file under applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Law. Subject to exceptions as would not be material, no claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is subject to taxation by that jurisdiction.

(b)    All material amounts of Taxes due and owing by (or on behalf of) the Company (whether or not shown on any Tax Return) have been timely paid. The unpaid Taxes of the Company for periods (or portions thereof) ending on or prior to the date of the Company Unaudited Interim Balance Sheet do not materially exceed the accruals for current Taxes set forth on the Company Unaudited Interim Balance Sheet. Since the date of the Company Unaudited Interim Balance Sheet, the Company has not incurred any material Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c)    The Company has withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, or other third party.

(d)    There are no Encumbrances for Taxes (other Encumbrances described in clause (a) of the definition of “Permitted Encumbrances”) upon any of the assets of the Company.

(e)    No deficiencies for a material amount of Taxes with respect to the Company have been claimed, proposed or assessed by any Governmental Authority in writing that have not been timely paid in full. There are no pending (or, based on written notice, threatened) material audits, assessments, examinations or other actions for or relating to any liability in respect of Taxes of the Company. The Company (or any of its predecessors) has not waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(f)    The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code in the last five years.

(g)    The Company is not a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than customary indemnification provisions in commercial Contracts entered into in the Ordinary Course of Business with vendors, customers, lenders, or landlords (an “Ordinary Course Agreement”).

(h)    The Company has never been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is the Company). The Company has no material Liability for the Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract (other than an Ordinary Course Agreement) or otherwise.

(i)    The Company has not distributed membership interests of another Person, or has had its membership interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(j)    The Company has not entered into any transaction identified as a “reportable transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(k)    The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of improper, method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount, advance payments or deferred revenue received or accrued on or prior to the Closing Date other than in respect of such amounts reflected in the Company Unaudited Interim Balance Sheet or received in the Ordinary Course of Business since the date of the Company Unaudited Interim Balance Sheet; or (v) intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(l)    The Company has made an election to be classified as a C corporation for U.S. federal income tax purposes effective as of the date of its formation.

(m)    The Company is not aware of any facts and has not knowingly taken or agreed to take any action, in each case, that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.17    Employee and Labor Matters; Benefit Plans.

(a)    The Company does not employ, and has not employed, any employees. The Company does not engage, and has not engaged, any independent contractors, consultants, temporary employees, leased employees, or other agents compensated other than through reportable wages paid by the Company and reported on a Form W-2 (“Contingent Workers”).

(b)    Neither the Company, nor any of its ERISA Affiliates, has ever sponsored, contributed to, or provided benefits under or through, or had any obligation to contribute to or provide benefits under or through any Employee Plan.

(c)    The Company is, and has been, in material compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, retaliation and harassment, equal employment, fair employment practices, meal and rest periods, immigration status, employee and workplace safety and health, wages (including overtime wages), compensation, hours of work, “plant closings” and “mass layoffs” within the meaning of the WARN Act or similar state or local law, labor practices or disputes, restrictive covenants, employment agreements, workers’ compensation and long-term disability policies, leaves of absence and worker privacy (collectively, “Employment-Related Laws”). There are no Legal Proceedings, claims, labor disputes or organizing activities, or grievances pending or, to the Knowledge of the Company, threatened or reasonably anticipated against or involving the Company or any trustee of the Company relating to any employee, Contingent Worker, employment agreement or Employee Plan (other than routine claims for benefits) or Employment-Related Law. The Company is not a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or Governmental Authority with respect to employment practices.

3.18    Environmental Matters. Since April 28, 2020, the Company has complied with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Company Material Adverse Effect. The Company has not received since April 28, 2020, any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company: (i) no current or prior owner of any property leased or controlled by the Company has received since April 28, 2020, any written notice or other communication relating to property owned or leased at any time by the Company, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with or violated any Environmental Law relating to such property and (ii) the Company has no material liability under any Environmental Law.

3.19    Insurance. The Company has delivered to Utah accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company. Each of such insurance policies is in full force and effect and the Company is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since April 28, 2020, the Company has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against the Company, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company of its intent to do so.

3.20    No Financial Advisors. Except as set forth on Section 3.20 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company.

3.21    Transactions with Affiliates. Section 3.21 of the Company Disclosure Schedule describes any material transactions or relationships, since April 28, 2020, between, on one hand, the Company and, on the other hand, any (a) executive officer or director of the Company or any of such executive officer’s or director’s immediate family members, (b) owner of more than five percent (5%) of the voting power of the outstanding Company Membership Interests or (c) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company) in the case of each of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

3.22     Privacy and Data Security. The Company has complied with all applicable Privacy Laws and the applicable terms of any Company Contracts relating to privacy, security, collection or use of Personal Information of any individuals (including clinical trial participants, patients, patient family members, caregivers or advocates, physicians and other health care professionals, clinical trial investigators, researchers, pharmacists) that interact with the Company in connection with the operation of the Company’s business, except for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, the Company has implemented and maintains reasonable written policies and procedures, satisfying the requirements of applicable Privacy Laws, concerning the privacy, security, collection and use of Personal Information (the “Privacy Policies”) and has complied with the same, except for such noncompliance as has not to the Knowledge of the Company had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, as of the date hereof, no claims have been asserted or threatened against the Company by any Person alleging a violation of Privacy Laws, Privacy Policies and/or the applicable terms of any Company Contracts relating to privacy, security, collection or use of Personal Information of any individuals. To the Knowledge of the Company, there have been no data security incidents, personal data breaches or other adverse events or incidents related to Personal Information or Company data in the custody or control of the Company or any service provider acting on behalf of the Company, in each case where such incident, breach or event would result in a notification obligation to any Person under applicable law or pursuant to the terms of any Company Contract.

3.23    Accredited Investor Status. Prior to the date of this Agreement each holder of Company Membership Interests has previously represented to the Company that it is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC under the Securities Act or is not a “U.S. person” within the meaning of Regulation S, Rule 902, promulgated by the SEC under the Securities Act.

3.24    No Other Representations or Warranties. The Company hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither Utah nor any other person on behalf of Utah makes any express or implied representation or warranty with respect to Utah or with respect to any other information provided to the Company, any of its members or any of their respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of Utah set forth in Section 4 (in each case as qualified and limited by the Utah Disclosure Schedule)) none of the Company, or any of its Representatives or members, has relied on any such information (including the accuracy or completeness thereof).

Section 4. Representations and Warranties of Utah and Merger Subs.

Except (i) as set forth in the written disclosure schedule delivered by Utah to the Company (the “Utah Disclosure Schedule”) or (ii) as disclosed in the Utah SEC Documents filed with the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (A) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (B) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in the Utah SEC Documents (x) shall not be deemed disclosed for purposes of Sections 4.1(a), 4.1(b), 4.3, 4.4, 4.5, or 4.6 and (y) shall be deemed to be disclosed in a section of the Utah Disclosure Schedule only to the extent that is readily apparent from a reading of such Utah SEC Documents that is applicable to such section or subsection of the Utah Disclosure Schedule, Utah and Merger Subs represent and warrant to the Company as follows:

4.1    Due Organization; Subsidiaries.

(a)    Each of Utah and its Subsidiaries (including Merger Subs) is a corporation or limited liability company duly incorporated or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound. Since the date of their formation, Merger Subs have not engaged in any activities other than in connection with or as contemplated by this Agreement. All of Utah’s Subsidiaries are wholly owned by Utah.

(b)    Each of Utah and its Subsidiaries is licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business in the manner in which its business is currently being conducted requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have an Utah Material Adverse Effect.

(c)    Except as set forth on Section 4.1(c) of the Utah Disclosure Schedule, Utah has no Subsidiaries other than Merger Subs and Utah does not own any capital stock of, or any equity ownership or profit sharing interest of any nature in, or control directly or indirectly, any other Entity other than Merger Subs. Utah is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Utah has not agreed and is not obligated to make, nor is Utah bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Utah has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

4.2    Organizational Documents. Utah has delivered to the Company accurate and complete copies of Utah’s Organizational Documents. Utah is not in breach or violation of its Organizational Documents in any material respect.

4.3    Authority; Binding Nature of Agreement. Each of Utah and Merger Subs has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Utah Board (at meetings duly called and held) has: (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Utah and its stockholders, (b) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Utah Capital Stock to the members of the Company pursuant to the terms of this Agreement and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Utah vote to approve the Conversion Proposal and Charter Amendment Proposal pursuant to the terms of this Agreement. The First Merger Sub Board (by unanimous written consent) has: (x) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of First Merger Sub and its sole member, (y) deemed advisable and approved this Agreement and the Contemplated Transactions and (z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the member of First Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions. The Second Merger Sub Board (by unanimous written consent) has: (x) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Second Merger Sub and its sole member, (y) deemed advisable and approved this Agreement and the Contemplated Transactions and (z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the member of Second Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by Utah and Merger Subs and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Utah and Merger Subs, enforceable against each of Utah and Merger Subs in accordance with its terms, subject to the Enforceability Exceptions.

4.4    Vote Required. The affirmative vote of a majority of (a) the votes cast at the Utah Stockholder Meeting is the only vote of the holders of any class or series of Utah’s capital stock necessary to approve the Conversion Proposal and (b) the Shares of Utah Common Stock entitled to vote thereon is the only vote of the holders of any class or series of Utah’s capital stock necessary to approve the Charter Amendment Proposal (the “Required Utah Stockholder Vote”).

4.5    Non-Contravention; Consents.

(a)    Subject to obtaining the Required Utah Stockholder Vote and the filing of the First Certificate of Merger and Second Certificate of Merger required by the DLLCA, neither (x) the execution, delivery or performance of this Agreement by Utah or Merger Subs, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i)    contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Utah or its Subsidiaries;

(ii)    contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which Utah or its Subsidiaries or any of the assets owned or used by Utah or its Subsidiaries, is subject;

(iii)    contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Utah or its Subsidiaries or that otherwise relates to the business of Utah, or any of the assets owned, leased or used by Utah;

(iv)    contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Utah Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Utah Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any such Utah Material Contract, (C) accelerate the maturity or performance of any Utah Material Contract or (D) cancel, terminate or modify any term of any Utah Material Contract, except in the case of any nonmaterial breach, default, penalty or modification; or

(v)    result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Utah or its Subsidiaries (except for Permitted Encumbrances).

(b)    Except for (i) any Consent set forth on Section 4.5 of the Utah Disclosure Schedule under any Utah Contract, (ii) the Required Utah Stockholder Vote, (iii) the filing of the First Certificate of Merger and Second Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DLLCA and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither Utah nor any of its Subsidiaries was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

(c)    The Utah Board, the First Merger Sub Board and the Second Merger Sub Board have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

4.6    Capitalization.

(a)    The authorized capital stock of Utah consists of (i) 150,000,000 shares of Utah Common Stock of which 31,195,114 shares have been issued and are outstanding as of July 2, 2020 (the “Capitalization Date”) and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share, of which no shares have been issued and are outstanding as of the Capitalization Date. Utah does not hold any shares of its capital stock in its treasury.

(b)    All of the outstanding shares of Utah Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances. None of the outstanding shares of Utah Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Utah Common Stock is subject to any right of first refusal in favor of Utah. Except as contemplated herein, there is no Utah Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Utah Common Stock. Utah is not under any obligation, nor is Utah bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Utah Common Stock or other securities. Section 4.6(b) of the Utah Disclosure Schedule accurately and completely describes all repurchase rights held by Utah with respect to shares of Utah Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

(c)    Except for the Utah 2015 Stock Incentive Plan, as amended (the “Utah 2015 Plan”) and the Utah 2018 Stock Option and Incentive Plan (the “Utah 2018 Plan” and, together with the Utah 2015 Plan, the “Utah Stock Plans”) and the Utah 2018 Employee Stock Purchase Plan (the “Utah ESPP”), and except as set forth on Section 4.6(c) of the Utah Disclosure Schedule, Utah does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, Utah has reserved 8,676,700 shares of Utah Common Stock for issuance under the Utah Stock Plans, of which 1,843,809 shares have been issued and are currently outstanding, 1,970,154 shares have been reserved for issuance upon exercise or settlement of Utah Options and Utah Restricted Stock Units, as applicable, granted under the Utah Stock Plans, and 4,862,737 shares remain available for future issuance pursuant to the Utah Stock Plans. As of the date of this Agreement, Utah has reserved 921,211 shares of Utah Common Stock for future issuance pursuant to the Utah ESPP (of which 90,184 shares have been issued and are currently outstanding) and Utah has suspended offerings under the Utah ESPP such that no offering is currently outstanding and no shares of Utah Common Stock will be issued after the date of this Agreement prior to the First Effective Time pursuant to the Utah ESPP. Section 4.6(c) of the Utah Disclosure Schedule sets forth the following information with respect to each Utah Option and Utah Restricted Stock Unit outstanding as of the date of this Agreement, as applicable: (i) the name of the holder, (ii) the number of shares of Utah Common Stock subject to such Utah Option and Utah Restricted Stock Units at the time of grant, (iii) the number of shares of Utah Common Stock subject to such Utah Option and Utah Restricted Stock Units as of the date of this Agreement, (iv) the exercise price of such Utah Option, (v) the date on which such Utah Option and Utah Restricted Stock Units was granted, (vi) the applicable vesting schedule, including any acceleration provisions and the number of vested and unvested shares as of the date of this Agreement, (vii) the date on which such Utah Option expires, (viii) whether such Utah Option is intended to be an “incentive stock option” (as defined in the Code) or a nonqualified stock option and (ix) in the case of a Utah Option, the plan pursuant to which such Utah Option was granted. Utah has made available to the Company accurate and complete copies of equity incentive plans pursuant to which Utah has equity-based awards, the forms of all award agreements evidencing such equity-based awards and evidence of board and stockholder approval of the Utah Stock Plans and any amendments thereto.

(d)    Except for the outstanding Utah Options and Utah Restricted Stock Units or as set forth on Section 4.6(d) of the Utah Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Utah, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Utah, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Utah is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Utah. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Utah.

(e)    All outstanding shares of Utah Common Stock, Utah Options, Utah Restricted Stock Units and other securities of Utah have been issued and granted in compliance with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

(f)    With respect to Utah Options and Utah Restricted Stock Units granted pursuant to the Utah Stock Plans, (i) each grant of an Utah Option or Utah Restricted Stock Unit was duly authorized no later than the date on which the grant of such Utah Option and Utah Restricted Stock Unit was by its terms to be effective (the “Utah Grant Date”) by all necessary corporate action, including, as applicable, approval by the Utah Board (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (ii) each Utah Option and Utah Restricted Stock Unit grant was made in accordance with the terms of the Utah Stock Plan pursuant to which it was granted and all other applicable Law and regulatory rules or requirements, and (iii) the per share exercise price of each Utah Option was not less than the fair market value of a share of Utah Common Stock on the applicable Utah Grant Date.

4.7    SEC Filings; Financial Statements.

(a)    Utah has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since January 1, 2018 (the “Utah SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Utah SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and as of the time they were filed, none of the Utah SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Utah SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws. As used in this Section 4.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)    The financial statements (including any related notes) contained or incorporated by reference in the Utah SEC Documents: (i) complied as to form in all material respects with the Securities Act and the Exchange Act, as applicable, and the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (iii) fairly present, in all material respects, the financial position of Utah as of the respective dates thereof and the results of operations and cash flows of Utah for the periods covered thereby. Other than as expressly disclosed in the Utah SEC Documents filed prior to the date hereof, there has been no material change in Utah’s accounting methods or principles that would be required to be disclosed in Utah’s financial statements in accordance with GAAP. The books of account and other financial records of Utah and each of its Subsidiaries are true and complete in all material respects.

(c)    Utah’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) to the Knowledge of Utah, “independent” with respect to Utah within the meaning of Regulation S-X under the Exchange Act and (iii) to the Knowledge of Utah, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d)    Except as set forth on Section 4.6(d) of the Utah Disclosure Schedule, Utah has not received any comment letter from the SEC or the staff thereof or any correspondence from Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Utah Common Stock on Nasdaq. Utah has not disclosed any unresolved comments in the Utah SEC Documents.

(e)    There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, or general counsel of Utah, the Utah Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f)    Except as set forth on Section 4.7(f) of the Utah Disclosure Schedule, Utah is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, the Exchange Act and the applicable listing and governance rules and regulations of Nasdaq.

(g)    Utah maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Utah maintains records that in reasonable detail accurately and fairly reflect Utah’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Utah Board and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Utah’s assets that could have a material effect on Utah’s financial statements. Utah has evaluated the effectiveness of Utah’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Utah SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Utah has disclosed to Utah’s auditors and the Audit Committee of the Utah Board (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Utah’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Utah’s or its Subsidiaries’ internal control over financial reporting. Except as disclosed in the Utah SEC Documents filed prior to the date hereof, Utah’s internal control over financial reporting is effective and Utah has not identified any material weaknesses in the design or operation of Utah’s internal control over financial reporting.

(h)    Utah’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and nonfinancial) required to be disclosed by Utah in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Utah’s principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the Certifications and such disclosure controls and procedures are effective. Utah has carried out evaluation of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(i)    Utah has not been and is not currently a “shell company” as defined under Section 12b-2 of the Exchange Act.

4.8    Absence of Changes. Except as set forth on Section 4.8 of the Utah Disclosure Schedule, between March 30, 2020 and the date of this Agreement, Utah has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Utah Material Adverse Effect or (b) actions to do any of the following:

(a)    declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of Utah Common Stock from terminated employees, directors or consultants of Utah in accordance with agreements in effect on the date of this Agreement providing for the repurchase of shares at no more than the purchase price thereof in connection with any termination of services to Utah or any of its Subsidiaries);

(b)    sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other security (except for Utah Common Stock issued upon the valid exercise or settlement of outstanding Utah Options or Utah Restricted Stock Units as applicable), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security;

(c)    except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(d)    form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(e)    (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others or (D) make any capital expenditure or commitment;

(f)    other than as required by applicable Law or the terms of any Utah Employee Plan in effect as of the date of this Agreement: (A) adopt, establish or enter into any Utah Employee Plan, including, for the avoidance of doubt, any equity awards plans, (B) cause or permit any Utah Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, (C) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations in place on the date of this Agreement pursuant to any Utah Employee Plan), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees, directors or consultants, (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants, or (E) hire any officer, employee or consultant;

(g)    enter into any material transaction outside the Ordinary Course of Business;

(h)    acquire any material asset or sell, lease, license or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties;

(i)    make (other than consistent with past practice), change or revoke any material Tax election; file any material amendment to any Tax Return; settle or compromise any material Tax claim; waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Law) with any Governmental Authority; or adopt or change any material accounting method in respect of Taxes;

(j)    waive, settle or compromise any pending or threatened Legal Proceeding against Utah or any of its Subsidiaries, other than waivers, settlements or agreements (A) for an amount not in excess of $100,000 in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) and (B) that do not impose any material restrictions on the operations or businesses of Utah or its Subsidiaries, taken as a whole, or any equitable relief on, or the admission of wrongdoing by Utah or any of its Subsidiaries;

(k)    delay or fail to repay when due any material obligation, including accounts payable and accrued expenses, other than in the Ordinary Course of Business;

(l)    forgive any loans to any Person, including its employees, officers, directors or Affiliate;

(m)    sell, assign, transfer, license, sublicense or otherwise dispose of any material Utah IP Rights (other than in the Ordinary Course of Business);

(n)    terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(o)    enter into, amend, terminate, or waive any material option or right under, any Utah Material Contract;

(p)    (A) materially change pricing or royalties or other payments set or charged by Utah or any of Subsidiaries to its customers or licensees or (B) agree to materially change pricing or royalties or other payments set or charged by Persons who have licensed Intellectual Property to Utah or any of Subsidiaries; or

(q)    agree, resolve or commit to do any of the foregoing.

4.9    Absence of Undisclosed Liabilities. Neither Utah nor any of its Subsidiaries has any Liability of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Utah Unaudited Interim Balance Sheet, (b) normal and recurring current Liabilities that have been incurred by Utah or its Subsidiaries since the date of the Utah Unaudited Interim Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law), (c) Liabilities for performance of obligations of Utah or any of its Subsidiaries under Utah Contracts, and (d) Liabilities described in Section 4.9 of the Utah Disclosure Schedule.

4.10    Title to Assets. Each of Utah and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Utah Unaudited Interim Balance Sheet and (b) all other tangible assets reflected in the books and records of Utah as being owned by Utah. All of such assets are owned or, in the case of leased assets, leased by Utah or any of its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

4.11    Real Property; Leasehold. Neither Utah nor any of its Subsidiaries owns or has ever owned any real property. Utah has made available to the Company (a) an accurate and complete list of all real properties with respect to which Utah directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Utah or any of its Subsidiaries and (b) copies of all leases under which any such real property is possessed (the “Utah Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.

4.12    Intellectual Property.

(a)    Section 4.12(a) of the Utah Disclosure Schedule is an accurate, true and complete listing of all Utah Registered IP.

(b)    Section 4.12(b) of the Utah Disclosure Schedule accurately identifies (i) all Utah Contracts pursuant to which any Utah IP Rights are licensed to Utah (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Utah products or services, (B) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of equipment, reagents or other materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between Utah and its employees in Utah’s standard form thereof) and (ii) whether the license or licenses granted to Utah are exclusive or nonexclusive.

(c)    Section 4.12(c) of the Utah Disclosure Schedule accurately identifies each Utah Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Utah IP Rights (other than (i) any confidential information provided under confidentiality agreements and (ii) any Utah IP Rights nonexclusively licensed to academic collaborators, suppliers or service providers for the sole purpose of enabling such academic collaborator, supplier or service providers to provide services for Utah’s benefit).

(d)    Neither Utah not any of its Subsidiaries is bound by, and no Utah IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Utah or any of its Subsidiaries to use, exploit, assert, or enforce any Utah IP Rights anywhere in the world.

(e)    Utah or one of its Subsidiaries exclusively owns all right, title, and interest to and in the Utah IP Rights (other than (i) Utah IP Rights licensed to the Company, or co-owned rights each as identified in Section 4.12(c) of the Utah Disclosure Schedule, (ii) any non-customized software that (A) is licensed to the Company solely in executable or object code form pursuant to a nonexclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Utah or its Subsidiaries’ products or services and (iii) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of equipment, reagents or other materials), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing:

(i)    All documents and instruments necessary to register or apply for or renew registration of Utah Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority.

(ii)    Each Person who is or was an employee or contractor of Utah or any of its Subsidiaries and who is or was involved in the creation or development of any Intellectual Property for Utah or any of its Subsidiaries has signed a valid, enforceable agreement containing a present assignment of such Intellectual Property to Utah or such Subsidiary and confidentiality provisions protecting trade secrets and confidential information of Utah and its Subsidiaries.

(iii)    To the Knowledge of Utah, no current or former member, officer, director, or employee of Utah or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Utah IP Rights purported to be owned by Utah. To the Knowledge of Utah, no employee of Utah or any of its Subsidiaries is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Utah or such Subsidiary or (b) in breach of any Contract with any former employer or other Person concerning Utah IP Rights purported to be owned by Utah or such Subsidiary or confidentiality provisions protecting trade secrets and confidential information comprising Utah IP Rights purported to be owned by Utah or such Subsidiary.

(iv)    No funding, facilities, or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Utah IP Rights in which Utah or any of its Subsidiaries has an ownership interest.

(v)    Utah and each of its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that Utah or such Subsidiary holds, or purports to hold, as confidential or a trade secret.

(vi)    Utah or any of its Subsidiaries has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Utah IP Rights to any other Person.

(vii)    To the Knowledge of Utah, the Utah IP Rights constitute all Intellectual Property necessary for Utah to conduct its business as currently conducted; provided, however, that the foregoing representation is not a representation with respect to non-infringement of Intellectual Property.

(f)    Utah has delivered, or made available to the Company, a complete and accurate copy of all material Utah IP Rights Agreements.

(g)    The manufacture, marketing, offering for sale, sale, importation, use or intended use or other disposal of any product as currently sold or under development by Utah does not violate any license or agreement between Utah or its Subsidiaries and any third party in any material respect, and, to the Knowledge of Utah, does not infringe or misappropriate any valid and issued Patent right or other Intellectual Property of any other Person, which infringement or misappropriation would reasonably be expected to have an Utah Material Adverse Effect. To the Knowledge of Utah, no third party is infringing upon any Patents owned by Utah within the Utah IP Rights, or violating any Utah IP Rights Agreement.

(h)    As of the date of this Agreement, Utah is not a party to any Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, offer for sale, license or dispose of any Utah IP Rights. Utah has not received any written notice asserting that any Utah Registered IP or the proposed use, sale, offer for sale, license or disposition of any products, methods, or processes claimed or covered thereunder infringes or misappropriates or violates the rights of any other Person or that Utah or any of its Subsidiaries have otherwise infringed, misappropriated or otherwise violated any Intellectual Property of any Person.

(i)    To the Knowledge of Utah, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by Utah conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person except as would not have an Utah Material Adverse Effect. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Utah has or purports to have an ownership interest has been impaired as determined by Utah in accordance with GAAP.

(j)    Except as may be set forth in the Contracts listed on Section 4.12(b) or 4.12(c) of the Utah Disclosure Schedule or as contained in license, distribution or service agreements entered into in the Ordinary Course of Business by Utah (i) Utah is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim which is material to Utah taken as a whole and (ii) Utah has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(k)    Neither Utah nor any of its Subsidiaries is party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will cause the grant of any license or other right to any Utah IP Rights, result in breach of, default under or termination of such Contract with respect to any Utah IP Rights, or impair the right of Utah or the Surviving Company and its Subsidiaries to use, sell or license or enforce any Utah IP Rights or portion thereof, except for the occurrence of any such grant or impairment that would not individually or in the aggregate, reasonably be expected to result in an Utah Material Adverse Effect.

4.13    Agreements, Contracts and Commitments.

(a)    Section 4.13 of the Utah Disclosure Schedule identifies each Utah Contract that is in effect as of the date of this Agreement other than the Securities Purchase Agreement (each, an “Utah Material Contract” and collectively, the “Utah Material Contracts”):

(i)    each Utah Contract relating to any material bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

(ii)    each Utah Contract requiring payments by Utah after the date of this Agreement in excess of $75,000 pursuant to its express terms relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, or Entity providing employment related, consulting or independent contractor services, not terminable by Utah on ninety (90) calendar days’ or less notice without liability, except to the extent general principles of wrongful termination Law may limit Utah’s, or such successor’s ability to terminate employees at will;

(iii)    each Utah Contract relating to any agreement or plan, including any option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment), or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(iv)    each Utah Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(v)    each Utah Contract containing (A) any covenant limiting the freedom of Utah or any of its Subsidiaries to engage in any line of business or compete with any Person, or limiting the development, manufacture, or distribution of the Utah’s products or services (B) any most-favored pricing arrangement, (C) any exclusivity provision or (D) any non-solicitation provision;

(vi)    each Utah Contract (A) pursuant to which any Person granted Utah an exclusive license under any Intellectual Property, or (B) pursuant to which Utah granted any Person an exclusive license under any Utah IP Rights;

(vii)    each Utah Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms and not cancelable without penalty;

(viii)    each Utah Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity, in each case, involving payments in excess of $100,000 after the date of this Agreement;

(ix)    each Utah Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000 or creating any material Encumbrances with respect to any assets of Utah or any loans or debt obligations with officers or directors of Utah;

(x)    each Utah Contract requiring payment by or to the Company after the date of this Agreement in excess of $100,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions), (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company, (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Utah or any of its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Utah or any of its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Utah or such Subsidiary or (D) any Contract to license any patent, trademark registration, service mark registration, trade name or copyright registration to or from any third party to manufacture or produce any product, service or technology of Utah or any of its Subsidiaries or any Contract to sell, distribute or commercialize any products or service of Utah or any of its Subsidiaries, in each case, except for Utah Contracts entered into in the Ordinary Course of Business;

(xi)    each Utah Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Utah in connection with the Contemplated Transactions;

(xii)    each Utah Contract to which Utah or any of its Subsidiaries is a party or by which any of their assets and properties is currently bound, which involves annual obligations of payment by, or annual payments to, Utah or such Subsidiary in excess of $100,000;

(xiii)    an Utah Real Estate Lease;

(xiv)    a Contract disclosed in or required to be disclosed in Section 4.12(b) or Section 4.12(c) of the Utah Disclosure Schedule;

(xv)    any other Utah Contract that is not terminable at will (with no penalty or payment) by Utah or any of its Subsidiaries, and (A) which involves payment or receipt by Utah or such Subsidiary after the date of this Agreement under any such agreement, contract or commitment of more than $100,000 in the aggregate, or obligations after the date of this Agreement in excess of $100,000 in the aggregate or (B) that is material to the business or operations of Utah and its Subsidiaries taken as a whole; or

(b)    Utah has delivered or made available to the Company accurate and complete copies of all Utah Material Contracts, including all amendments thereto. There are no Utah Material Contracts that are not in written form. Utah has not nor, to Utah’s Knowledge as of the date of this Agreement, has any other party to an Utah Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Utah Material Contract in such manner as would permit any other party to cancel or terminate any such Utah Material Contract, or would permit any other party to seek damages which would reasonably be expected to have an Utah Material Adverse Effect. As to Utah and its Subsidiaries, as of the date of this Agreement, each Utah Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Utah Material Contract to change, any material amount paid or payable to Utah under any Utah Material Contract or any other material term or provision of any Utah Material Contract.

4.14    Compliance; Permits; Restrictions.

(a)    Utah and each of its Subsidiaries is, and since January 1, 2018, has been in material compliance with all applicable Laws. No investigation, claim, suit, proceeding, audit, Order, or other action by any Governmental Authority is pending or, to the Knowledge of Utah, threatened against Utah or any of its Subsidiaries. There is no agreement or Order binding upon Utah or any of its Subsidiaries which (i) has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Utah or any of its Subsidiaries, any acquisition of material property by Utah or any of its Subsidiaries or the conduct of business by Utah or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have an adverse effect on Utah’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b)    Each of Utah and its Subsidiaries holds all required Governmental Authorizations that are material to the operation of the business of Utah and Merger Subs as currently conducted (collectively, the “Utah Permits”). Section 4.14(b) of the Utah Disclosure Schedule identifies each Utah Permit. Each of Utah and its Subsidiaries is in material compliance with the terms of the Utah Permits. No Legal Proceeding is pending or, to the Knowledge of Utah, threatened, which seeks to revoke, substantially limit, suspend, or materially modify any Utah Permit. The rights and benefits of each Utah Permit will be available to Utah and Surviving Company immediately after the Second Effective Time on terms substantially identical to those enjoyed by Utah and its Subsidiaries as of the date of this Agreement and immediately prior to the First Effective Time.

(c)    There are no Legal Proceedings pending or, to the Knowledge of Utah, threatened with respect to an alleged material violation by Utah or any of its Subsidiaries of the FDCA, PHSA, FDA regulations adopted thereunder, the Controlled Substances Act or any other similar Law promulgated by a Drug Regulatory Agency.

(d)    Each of Utah and its Subsidiaries holds all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of Utah and Merger Subs as currently conducted, and, as applicable, the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation, as currently conducted, of any of its product candidates (the “Utah Product Candidates”) (the “Utah Regulatory Permits”) and no such Utah Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner other than immaterial adverse modifications. Utah has timely maintained and is in compliance in all material respects with the Utah Regulatory Permits and neither Utah nor or any of its Subsidiaries has, since January 1, 2018, received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Utah Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Utah Regulatory Permit. Except for the information and files identified in Section 4.14(d) of the Utah Disclosure Schedule, Utah has made available to the Company all information requested by the Company in Utah’s or its Subsidiaries’ possession or control relating to the Utah Product Candidates and the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of the Utah Product Candidates, including, but not limited to, complete copies of the following (to the extent there are any): (x) adverse event reports; pre-clinical, clinical and other study reports and material study data; inspection reports, notices of adverse findings, untitled letters, warning letters, filings and letters and other written correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency and (y) similar reports, material study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority. All such information are accurate and complete in all material respects.

(e)    All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Utah or its Subsidiaries, in which Utah or its Subsidiaries or their respective product candidates, including the Utah Product Candidates, have participated were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of the Drug Regulatory Agencies and other applicable Law, including, without limitation, 21 C.F.R. Parts 50, 54, 56, 58 and 312. Other than as set forth on Section 4.14(e) of the Utah Disclosure Schedule, neither Utah nor any of its Subsidiaries has received any written notices, correspondence, or other communications from any Drug Regulatory Agency requiring or, to the Knowledge of Utah, any action to place a clinical hold order on, or otherwise terminate, delay, or suspend any clinical studies conducted by or on behalf of, or sponsored by, Utah or any of its Subsidiaries or in which Utah or any of its Subsidiaries or its current product candidates, including the Utah Product Candidates, have participated. Further, no clinical investigator, researcher, or clinical staff participating in any clinical study conducted by or, to the Knowledge of Utah, on behalf of Utah or any of its Subsidiaries has been disqualified from participating in studies involving the Utah Product Candidates, and to the Knowledge of Utah, no such administrative action to disqualify such clinical investigators, researchers or clinical staff has been threatened or is pending.

(f)    Neither Utah nor any of its Subsidiaries and, to the Knowledge of Utah, any contract manufacturer with respect to any Utah Product Candidate is the subject of any pending or, to the Knowledge of Utah, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of Utah, neither Utah nor any of its Subsidiaries and no contract manufacturer with respect to any Utah Product Candidate has committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of Utah, any of its Subsidiaries, and to the Knowledge of Utah, any contract manufacturer with respect to any Utah Product Candidate, or any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a material debarment or exclusion under (i) 21 U.S.C. Section 335a or (ii) any similar applicable Law. To the Knowledge of Utah, no material debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against Utah, any of its Subsidiaries, and to the Knowledge of the Utah, any contract manufacturer with respect to any Utah Product Candidate, or any of its officers, employees or agents.

(g)    All manufacturing operations conducted by, or to the Knowledge of Utah, for the benefit of, Utah or its Subsidiaries in connection with any Utah Product Candidate, since January 1, 2018, have been and are being conducted in compliance in all material respects with applicable Laws, including the FDA’s standards for current good manufacturing practices, including applicable requirements contained in 21 C.F.R. Parts 210 and 211, and the respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States.

(h)    No laboratory or manufacturing site owned by Utah or its Subsidiaries, and to the Knowledge of Utah, no manufacturing site of a contract manufacturer or laboratory, with respect to any Utah Product Candidate, (i) is subject to a Drug Regulatory Agency shutdown or import or export prohibition or (ii) has received any Form FDA 483, notice of violation, warning letter, untitled letter, or similar correspondence or notice from the FDA or other Governmental Authority alleging or asserting noncompliance with any applicable Law, in each case, that have not been complied with or closed to the satisfaction of the relevant Governmental Authority, and, to the Knowledge of Utah, neither the FDA nor any other Governmental Authority is considering such action.

4.15    Legal Proceedings; Orders.

(a)    Except as set forth in Section 4.15 of the Utah Disclosure Schedule, there is no pending Legal Proceeding and, to the Knowledge of Utah, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Utah or any of its Subsidiaries or any Utah Associate (in his or her capacity as such) or any of the material assets owned or used by Utah or any of its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b)    There is no Order to which Utah or any of its Subsidiaries, or any of the material assets owned or used by Utah or any of its Subsidiaries is subject. To the Knowledge of Utah, no officer or other Key Employee of Utah or any of its Subsidiaries is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Utah or any of its Subsidiaries or to any material assets owned or used by Utah or any of its Subsidiaries.

4.16    Tax Matters.

(a)    Each of Utah and each of its Subsidiaries has timely filed all income Tax Returns and all other material Tax Returns that were required to be filed by or with respect to it under applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Law. Subject to exceptions as would not be material, no claim has ever been made by a Governmental Authority in a jurisdiction where Utah or any of its Subsidiaries does not file Tax Returns that Utah or any of its Subsidiaries is subject to taxation by that jurisdiction.

(b)    All material amounts of Taxes due and owing by Utah and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid. The unpaid Taxes of Utah and each of its Subsidiaries for periods (or portions thereof) ending on or prior to the date of the Utah Unaudited Interim Balance Sheet do not materially exceed the accruals for current Taxes set forth on the Utah Unaudited Interim Balance Sheet. Since the date of the Utah Unaudited Interim Balance Sheet, neither Utah nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c)    Each of Utah and each of its Subsidiaries has (i) withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d)    There are no Encumbrances for material Taxes (other Encumbrances described in clause (a) of the definition of “Permitted Encumbrances”) upon any of the assets of Utah or any of its Subsidiaries.

(e)    No deficiencies for a material amount of Taxes with respect to Utah or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority in writing that have not been timely paid in full. There are no pending (or, based on written notice, threatened) material audits, examinations assessments or other actions for or relating to any liability in respect of Taxes of Utah or any of its Subsidiaries. Neither Utah nor any of its Subsidiaries has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(f)    Neither Utah nor any of its Subsidiaries is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than Ordinary Course Agreements.

(g)    Neither Utah nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is Utah). Neither Utah nor any of its Subsidiaries has any material Liability for the Taxes of any Person (other than Utah and Merger Subs) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract (other than an Ordinary Course Agreement) or otherwise.

(h)    Neither Utah nor any of its Subsidiaries has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(i)    Neither Utah nor any of its Subsidiaries has entered into any transaction identified as a “reportable transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(j)    Neither Utah nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of improper, method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount, advance payments or deferred revenue received or accrued on or prior to the Closing Date other than in respect of such amounts reflected in the Utah Balance Sheet or received in the Ordinary Course of Business since the date of the Utah Balance Sheet; or (v) intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(k)    Section 4.16(k) of the Utah Disclosure Schedule sets forth the entity classification of Utah and each of its Subsidiaries for U.S. federal income tax purposes. Neither Utah nor any of its Subsidiaries has made an election or taken any other action to change its federal and state income tax classification from such classification.

(l)    Neither Utah nor any of its Subsidiaries is aware of any facts or has knowingly taken or agreed to take any action, in each case, that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(m)    The membership interests in each of the First Merger Sub and Second Merger Sub is directly and wholly owned by Utah, and each of First Merger Sub and Second Merger Sub is, and has been since formation, disregarded as an entity (within the meaning of Section 301.7701-3 of the Treasury Regulations) separate from Utah for United States federal income tax purposes.

4.17    Employee and Labor Matters; Benefit Plans.

(a)    Section 4.17(a) of the Utah Disclosure Schedule sets forth, for each current Utah Associate who is an employee of Utah or any of its Subsidiaries, such employee’s name, employer, title, hire date, location, whether full- or part-time, whether active or on leave (and, if on leave, the expected return), whether exempt from the Fair Labor Standards Act, annual salary and wage rate, most recent annual bonus received and current annual bonus opportunity. Section 4.17(a) of the Utah Disclosure Schedule separately sets forth, for each current Utah Associate who is an individual independent contractor engaged by Utah or any of its Subsidiaries, such contractor’s name, duties and rate of compensation. No Key Employee has indicated to Utah or any of its Subsidiaries that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise.

(b)    The employment of Utah’s employees is terminable by Utah at will. Utah has made available to the Company accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Utah Associates to the extent currently effective and material.

(c)    Utah is not a party to, bound by the terms of, and does not have a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing or, to the Knowledge of Utah, purporting to represent or seeking to represent any employees of Utah.

(d)    Section 4.17(d) of the Utah Disclosure Schedule lists all Utah Employee Plans (other than employment arrangements which are terminable “at will” without any contractual obligation on the part of Utah or any of its Subsidiaries to make any severance, termination, change in control or similar payment and that are substantively identical to the employment arrangements made available to the Company).

(e)    Each Utah Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter with respect to such qualified status from the IRS. To the Knowledge of Utah, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Utah Employee Plan or the exempt status of any related trust.

(f)    Each Utah Employee Plan has been established, maintained and operated in compliance, in all material respects, with its terms all applicable Law, including, without limitation, the Code, ERISA and the Affordable Care Act. No Legal Proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Utah, threatened with respect to any Utah Employee Plan. All payments and/or contributions required to have been made with respect to all Utah Employee Plans either have been made or have been accrued in accordance with the terms of the applicable Utah Employee Plan and applicable Law.

(g)    Neither Utah nor any of its ERISA Affiliates maintains, contributes to or is required to contribute to, or has, in the past six (6) years, maintained, contributed to, or been required to contribute to (i) any “employee benefit plan” that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any Multiple Employer Plan, or (v) any Multiple Employer Welfare Arrangement. Neither Utah nor any of its ERISA Affiliates has ever incurred any liability under Title IV of ERISA.

(h)    No Utah Employee Plan provides for medical or other welfare benefits to any service provider beyond termination of service or retirement, other than (1) pursuant to COBRA or an analogous state law requirement or (2) continuation coverage through the end of the month in which such termination or retirement occurs. Utah does not sponsor or maintain any self-funded medical or long-term disability benefit plan.

(i)     No Utah Employee Plan is subject to any law of a foreign jurisdiction outside of the United States.

(j)    Each Utah Employee Plan that constitutes in any part a “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) (each, a “409A Plan”) has been operated and maintained in all material respects in operational and documentary compliance with the requirements of Section 409A of the Code and the applicable guidance thereunder. No payment to be made under any 409A Plan is or, when made in accordance with the terms of the 409A Plan, will be subject to the penalties of Section 409A(a)(1) of the Code.

(k)    Utah is in material compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, harassment, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to the employees of Utah: (i) has withheld and reported all material amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no actions, suits, claims or administrative matters pending or, to the Knowledge of Utah, threatened or reasonably anticipated against Utah relating to any employee, independent contractor, director, employment agreement or Utah Employee Plan (other than routine claims for benefits). To the Knowledge of Utah, there are no pending or threatened or reasonably anticipated claims or actions against Utah, any Utah trustee or any trustee of any Subsidiary under any workers’ compensation policy or long-term disability policy. Utah is not a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or Governmental Authority with respect to employment practices.

(l)    Utah has no material liability with respect to any misclassification within the past four (4) years of: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer or (iii) any employee currently or formerly classified as exempt from overtime wages. Utah has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law (nor has Utah been under any requirement or obligation to issue any such notification), or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied.

(m)    There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, affecting Utah. No event has occurred within the past six months, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(n)    Utah is not, nor has Utah been, engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Utah, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Utah Associate, including charges of unfair labor practices or discrimination complaints.

(o)    There is no contract, agreement, plan or arrangement to which Utah or any of its Subsidiaries is a party or by which it is bound to compensate any of its employees for excise taxes paid pursuant to the Code, including, but not limited to, Section 4999 or Section 409A of the Code.

(p)    Neither Utah nor any of its Subsidiaries is a party to any Contract that as a result of the execution and delivery of this Agreement, the shareholder approval of this Agreement, nor the consummation of the transactions contemplated hereby, could (either alone or in conjunction with any other event) (i) result in the payment of any “parachute payment” within the meaning of Section 280G of the Code or (ii) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of Utah or any of its Subsidiaries.

4.18    Environmental Matters. Since January 1, 2018, Utah and each of its Subsidiaries has complied with all applicable Environmental Laws, which compliance includes the possession by Utah of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in an Utah Material Adverse Effect. Neither Utah nor any of its Subsidiaries has received since January 1, 2018, any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that Utah or any of its Subsidiaries is not in compliance with any Environmental Law, and, to the Knowledge of Utah, there are no circumstances that may prevent or interfere with Utah’s or any of its Subsidiaries’ compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have an Utah Material Adverse Effect. To the Knowledge of Utah: (i) no current or prior owner of any property leased or controlled by Utah or any of its Subsidiaries has received since January 1, 2018, any written notice or other communication relating to property owned or leased at any time by Utah or any of its Subsidiaries, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or Utah or any of its Subsidiaries is not in compliance with or violated any Environmental Law relating to such property and (ii) neither Utah nor any of its Subsidiaries has any material liability under any Environmental Law.

4.19    Insurance. Utah has made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Utah and its Subsidiaries (including Merger Subs). Each of such insurance policies is in full force and effect and Utah and its Subsidiaries (including Merger Subs) are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2018, neither Utah nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Each of Utah and its Subsidiaries (including Merger Subs) has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against Utah or such Subsidiary for which Utah or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Utah or any of its Subsidiaries of its intent to do so.

4.20    Transactions with Affiliates. Except as set forth in the Utah SEC Documents filed prior to the date of this Agreement, since the date of Utah’s last proxy statement filed in 2020 with the SEC, no event has occurred that would be required to be reported by Utah pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 4.20 of the Utah Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of Utah as of the date of this Agreement.

4.21    No Financial Advisors. Except as set forth on Section 4.21 of the Utah Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Utah.

4.22    Valid Issuance; No Bad Actor. The Utah Capital Stock to be issued in the First Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable. To the Knowledge of Utah as of the date of this Agreement and as of the Closing, no “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualifying Event”) is applicable to Utah or, to Utah’s Knowledge, any Utah Covered Person, except for a Disqualifying Event as to which Rule 506(d)(2)(ii-iv) or (d)(3) of the Securities Act is applicable.

4.23    Privacy and Data Security. Utah and its Subsidiaries have complied with all applicable Privacy Laws and the applicable terms of any Utah Contracts relating to privacy, security, collection or use of Personal Information of any individuals (including clinical trial participants, patients, patient family members, caregivers or advocates, physicians and other health care professionals, clinical trial investigators, researchers, pharmacists) that interact with Utah or any of its Subsidiaries in connection with the operation of Utah’s and its Subsidiaries’ business, except for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Utah Material Adverse Effect. To the Knowledge of Utah, Utah has implemented and maintains reasonable Privacy Policies and has complied with its Privacy Policies, except for such noncompliance as has not to the Knowledge of the Utah had, and would not reasonably be expected to have, individually or in the aggregate, an Utah Material Adverse Effect. To the Knowledge of Utah, as of the date hereof, no claims have been asserted or threatened against Utah by any Person alleging a violation of Privacy Laws, Privacy Policies and/or the applicable terms of any Utah Contracts relating to privacy, security, collection or use of Personal Information of any individuals. To the Knowledge of Utah, there have been no data security incidents, personal data breaches or other adverse events or incidents related to Personal Information or Utah data in the custody or control of Utah or any service provider acting on behalf of Utah, in each case where such incident, breach or event would result in a notification obligation to any Person under applicable law or pursuant to the terms of any Utah Contract.

4.24    No Other Representations or Warranties. Utah hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither the Company nor any of its Subsidiaries nor any other person on behalf of the Company or its Subsidiaries makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided to Utah, Merger Subs or stockholders or any of their respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of the Company set forth in Section 3 (in each case as qualified and limited by the Company Disclosure Schedule)) none of Utah, Merger Subs or any of their respective Representatives, stockholders or members, has relied on any such information (including the accuracy or completeness thereof).

Section 5. Agreements of the Parties.

5.1    Proxy Statement.

(a) As promptly as practicable after the Closing Date, Utah shall prepare and file with the SEC a proxy statement relating to the Utah Stockholder Meeting to be held in connection with the Conversion Proposal and Charter Amendment Proposal (together with any amendments thereof or supplements thereto, the “Proxy Statement”). Utah shall use its commercially reasonable efforts to (i) cause the Proxy Statement to comply with applicable rules and regulations promulgated by the SEC and (ii) respond promptly to any comments or requests of the SEC or its staff related to the Proxy Statement.

(b)    Utah covenants and agrees that the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) will (i) comply as to form in all material respects with the requirements of applicable U.S. federal securities laws and the DGCL, and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c)    Utah shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Utah’s stockholders as promptly as practicable after the Proxy Statement has been filed with the SEC and either (i) the SEC has indicated that it does not intend to review the Proxy Statement or that its review of the Proxy Statement has been completed or (ii) at least ten (10) days shall have passed since the Proxy Statement was filed with the SEC without receiving any correspondence from the SEC commenting upon, or indicating that it intends to review, the Proxy Statement, all in compliance with applicable U.S. federal securities laws and the DGCL. If Utah, First Merger Sub, Second Merger Sub or the Company become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Proxy Statement, as the case may be, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in Utah filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Utah stockholders.

5.2    Utah Stockholder Meeting.

(a)    Utah shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Utah Common Stock to consider and vote to approve the Conversion Proposal and Charter Amendment Proposal pursuant to the terms of this Agreement (collectively, the “Utah Stockholder Matters” and such meeting, the “Utah Stockholder Meeting”). The Utah Stockholder Meeting shall be held as promptly as practicable after the date that the definitive Proxy Statement is filed with the SEC, and in any event no later than forty-five (45) days after such date. Utah shall take reasonable measures to ensure that all proxies solicited in connection with the Utah Stockholder Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Utah Stockholder Meeting, or a date preceding the date on which the Utah Stockholder Meeting is scheduled, Utah reasonably believes that (i) it will not receive proxies sufficient to obtain the Required Utah Stockholder Vote, whether or not a quorum would be present or (ii) it will not have sufficient shares of Utah Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Utah Stockholder Meeting, Utah may postpone or adjourn, or make one or more successive postponements or adjournments of, the Utah Stockholder Meeting as long as the date of the Utah Stockholder Meeting is not postponed or adjourned more than an aggregate of 30 days in connection with any postponements or adjournments.

(b)    Utah agrees that (i) the Utah Board shall recommend that the holders of Utah Common Stock vote to approve the Utah Stockholder Matters and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.2(a) above and (ii) the Proxy Statement shall include a statement to the effect that the

Utah Board recommends that Utah’s stockholders vote to approve the Utah Stockholder Matters (the recommendation of the Utah Board being referred to as the “Utah Board Recommendation”).

5.3    Utah Options. Prior to the Closing, the Utah Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide that the vesting and exercisability of each unexpired, unexercised and unvested Utah Option shall be accelerated in full effective as of immediately prior to the First Effective Time.

5.4    Employee Benefits. Utah shall comply with the terms of any employment, severance, retention, change of control, or similar agreement specified on Section 4.17(c) of the Utah Disclosure Schedule, subject to the provisions of such agreements.

5.5    Utah Restricted Stock Units. Prior to the Closing, the Utah Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide that (i) the vesting of each outstanding and unvested Utah Restricted Stock Unit shall be accelerated in full effective as of immediately prior to the First Effective Time, contingent on the occurrence of the Closing and (ii) for each outstanding and unsettled Utah Restricted Stock Unit (including any Utah Restricted Stock Units accelerated under Section 5.5(i) above) the holder thereof shall receive, immediately prior to the First Effective Time a number of shares of Utah Common Stock equal to the number of vested and unsettled shares underlying such Utah Restricted Stock Units. Notwithstanding anything herein to the contrary, the tax withholding obligations for each holder receiving shares of Utah Common Stock in accordance with the preceding sentence shall be satisfied by Utah withholding from issuance that number of shares of Utah Common Stock calculated by multiplying the maximum statutory withholding rate for such holder in connection with such issuance by the number of shares of Utah Common Stock to be issued in accordance with the preceding sentence, and rounding up to the nearest whole share and remitting such withholding in cash to the appropriate taxing authorities.

5.6    Indemnification of Officers and Directors.

(a)    From the First Effective Time through the sixth anniversary of the date on which the First Effective Time occurs, each of Utah and the Surviving Company shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the First Effective Time, a director or officer of Utah or the Company, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Utah or of the Company, whether asserted or claimed prior to, at or after the First Effective Time, in each case, to the fullest extent permitted under the DGCL and the DLLCA. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Utah and the Surviving Company, jointly and severally, upon receipt by Utah or the Surviving Company from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Utah, to the extent then required by the DGCL and the DLLCA, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Without otherwise limiting the D&O Indemnified Parties’ rights with regards to counsel, following the First Effective Time, the D&O Indemnified Parties shall be entitled to continue to retain Goodwin Procter LLP or such other counsel selected by the D&O Indemnified Parties.

(b)    The provisions of the certificate of incorporation and bylaws of Utah with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Utah that are presently set forth in the certificate of incorporation and bylaws of Utah shall not be amended, modified or repealed for a period of six years from the First Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the First Effective Time, were officers or directors of Utah, unless such modification is required by applicable Law. The certificate of formation and limited liability company agreement of the Surviving Company shall contain, and Utah shall cause the limited liability company agreement of the Surviving Company to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of Utah.

(c)    From and after the First Effective Time, (i) the Surviving Company shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the First Effective Time and (ii) Utah shall fulfill and honor in all respects the obligations of Utah to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Utah’s Organizational Documents and pursuant to any indemnification agreements between Utah and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the First Effective Time.

(d)    From and after the First Effective Time, Utah shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Utah.

(e)    From and after the First Effective Time, Utah shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 5.6 in connection with their enforcement of the rights provided to such persons in this Section 5.6.

(f)    The provisions of this Section 5.6 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Utah and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their Representatives.

(g)    In the event Utah or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Utah or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 5.6. Utah shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this Section 5.6.

5.7    Tax Matters.

(a)    Each of Utah and the Company shall use commercially reasonable efforts (and cause its Affiliates) to (i) cause the First Merger and Second Merger, taken together, to constitute an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) not take any actions, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent or impede the First Merger and Second Merger, taken together, from constituting an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties shall not file any U.S. federal, state or local Tax Return in a manner that is inconsistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal, state income and other relevant Tax purposes, and shall not take any inconsistent position during the course of any audit, litigation or other proceeding with respect to Taxes, in each case, unless otherwise required by a determination within the meaning of Section 1313(a) of the Code.

(b)     All transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the transactions contemplated hereby (collectively, “Transfer Taxes”) shall be borne and paid by Utah. Unless otherwise required by applicable law, Utah shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Company shall reasonably cooperate with respect thereto as necessary).

(c)    At the Closing, the Company shall deliver to Utah a certificate pursuant to Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h), together with a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h), in each case, in form and substance reasonably acceptable to Utah; provided, that Utah’s only remedy for the Company’s failure to provide such form or certificate will be to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code, and the Company’s failure to provide any such form or certificate will not be deemed to be a failure of the conditions set forth in Section 7 to have been met.

5.8    Legends. Utah shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of Utah Capital Stock to be received in the First Merger by equityholders of the Company who may be considered “affiliates” of Utah for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Utah Capital Stock.

5.9 Officers and Directors. Until successors are duly elected or appointed and qualified in accordance with applicable Law, the Parties shall use commercially reasonable efforts and take all necessary action so that the Persons listed on Section 5.9 of the Utah Disclosure Schedule are elected or appointed, as applicable, to the positions of officers, directors and managers of Utah and the Surviving Company, as set forth therein, to serve in such positions effective as of the First Effective Time. The Parties shall use reasonable best efforts to have each of the Persons that will serve as directors and officers of the Utah following the Closing to execute and deliver a Lock-Up Agreement prior to Closing.

5.10    Termination of Certain Agreements and Rights. Except as set forth on Section 5.10 of the Utah Disclosure Schedule, each of Utah and the Company shall cause any member or stockholder agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar Contracts between either Utah or the Company and any holders of Utah Common Stock or Company Membership Interests, respectively, including any such Contract granting any Person investor rights, rights of first refusal, registration rights or director registration rights (collectively, the “Investor Agreements”), to be terminated immediately prior to the First Effective Time, without any liability being imposed on the part of Utah or the Surviving Company.

5.11    Section 16 Matters. Prior to the First Effective Time, Utah shall take all such steps as may be required to cause any acquisitions of Utah Common Stock and any options to purchase Utah Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Utah, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.12    Allocation Certificate. The Company will prepare and deliver to Utah prior to the Closing a certificate signed by the Company Manager in a form reasonably acceptable to Utah setting forth (as of immediately prior to the First Effective Time) (a) each holder of Company Membership Interests, (b) such holder’s name and address, (c) the number or percentage and type of Company Membership Interests held as of the Closing Date for each such holder and (d) the number of shares of Utah Common Stock to be issued to such holder pursuant to this Agreement in respect of the Company Membership Interests held by such holder as of immediately prior to the First Effective Time (the “Allocation Certificate”).

5.13    Wind Down Activities. Following the Closing, Utah shall use its commercially reasonable efforts to continue the wind down activities of Utah associated with the termination of its research and development activities set forth on Section 5.13 of the Utah Disclosure Schedule.

5.14    Obligations of Merger Subs. Utah will take all action necessary to cause Merger Subs to perform their obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 6. Conditions Precedent to Obligations of Each Party.

The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1    No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Authority of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

6.2    Member Approval. The Company shall have obtained the Required Company Member Vote.

6.3    Listing. The approval of the listing of the additional shares of Utah Common Stock on Nasdaq shall have been obtained and the shares of Utah Common Stock to be issued in the First Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq.

6.4    Utah Financing. The Securities Purchase Agreement shall be in full force and effect and cash proceeds of not less than the Concurrent Investment Amount shall have been received by Utah, or will be received by Utah substantially simultaneously with the Closing, in connection with the consummation of the transactions contemplated by the Securities Purchase Agreement.

Section 7.    Closing Deliveries of the Company.

The obligations of Utah and Merger Subs to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to Utah receiving the following documents, each of which shall be in full force and effect, or the written waiver by Utah of delivery:

(A)	The Company Member Written Consent executed by the members of the Company shall be in full force and effect;

(B)	The Company Lock-Up Agreements;

(C)	The Company Valuation Schedule; and

(D)	The Allocation Certificate.

Section 8.    Closing Deliveries of Utah.

The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the Company receiving the following documents, each of which shall be in full force and effect, or the written waiver by the Company of delivery:

(A)	a copy of the Certificate of Designation, certified by the Secretary of State of the State of Delaware;

(B)	the Utah Net Cash Schedule; and

(C)

written resignations in forms satisfactory to the Company, dated as of the Closing Date and effective as of the Closing executed by the officers and directors of Utah who are not to continue as officers or directors of Utah pursuant to Section 5.9 hereof.

Section 9.    Miscellaneous Provisions.

9.1    Non-Survival of Representations and Warranties. The representations and warranties of the Company, Utah and Merger Subs contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the First Effective Time, and only the covenants that by their terms survive the First Effective Time and this Section 9 shall survive the First Effective Time.

9.2    Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company, Merger Subs and Utah at any time (whether before or after the adoption and approval of this Agreement by the Company’s members or before or after obtaining the Required Utah Stockholder Vote); provided, however, that after any such approval of this Agreement by a Party’s stockholders or members, no amendment shall be made which by Law requires further approval of such stockholders or members without the further approval of such stockholders or members. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Subs and Utah.

9.3    Waiver.

(a)    Any provision hereof may be waived by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)    No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.4    Entire Agreement; Counterparts; Exchanges by Electronic Transmission or Facsimile. This Agreement and the other schedules, exhibits, certificates, instruments and agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

9.5    Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 9.5, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 9.7 of this Agreement and (f)  irrevocably and unconditionally waives the right to trial by jury.

9.6     Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

9.7    Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand or (c) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 6:00 p.m. New York City time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Utah or Merger Subs:

Unum Therapeutics Inc.

200 Cambridge Park Drive, Suite 3100

Cambridge, Massachusetts 02140

Attention: Charles Wilson, President and Chief Executive Officer

Email: [Redacted]

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attention: Kingsley L. Taft, Danielle M. Lauzon, Andrew H. Goodman

Email: ktaft@goodwinlaw.com, dlauzon@goodwinlaw.com, agoodman@goodwinlaw.com if to the Company:

Kiq LLC

2001 Market Street, Suite 2500

Philadelphia, Pennsylvania 19103

Attention: Peter Harwin, Managing Member

Email: [Redacted]

with a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP

555 Mission St., 30th floor

San Francisco, CA 94105

Attention: Ryan Murr, Chris Trester

Email: RMurr@gibsondunn.com; CTrester@gibsondunn.com

9.8    Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

9.9    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.10 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms (including failing to take such actions as are required of it hereunder to consummate this Agreement) or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties waives any bond, surety or other security that might be required of any other Party with respect thereto. Each of the Parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

9.11    No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.6) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

UNUM THERAPEUTICS INC.
By:	/s/ Charles Wilson
Name:	Charles Wilson, Ph.D.
Title:	Chief Executive Officer and President

UTAH MERGER SUB 1 LLC

By:	/s/ Charles Wilson
Name:	Charles Wilson, Ph.D.
Title:	Chief Executive Officer and President

UTAH MERGER SUB 2 LLC

By:	/s/ Charles Wilson
Name:	Charles Wilson, Ph.D.
Title:	Chief Executive Officer and President

KIQ LLC

BY: FAIRMOUNT FUNDS MANAGEMENT LLC
ITS: MANAGER

By:	/s/ Peter Harwin
Name:	Peter Harwin
Title:	Managing Member

EXHIBIT A

FORM OF UTAH STOCKHOLDER SUPPORT AGREEMENT

UNUM THERAPEUTICS INC.

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), dated as of July 6, 2020, is made by and among Unum Therapeutics Inc., a Delaware corporation (“Utah”), Kiq LLC, a Delaware limited liability company (the “Company”), and the undersigned holder (“Stockholder”) of shares of capital stock (the “Shares”) of Utah.

WHEREAS, Utah, Utah Merger Sub 1 LLC, a Delaware limited liability company and a wholly owned subsidiary of Utah (“Merger Sub 1”), Utah Merger Sub 2 LLC, a Delaware limited liability company and a wholly owned subsidiary of Utah (“Merger Sub 2”), and the Company, have entered into an Agreement and Plan of Merger, dated of even date herewith (the “Merger Agreement”), providing for the merger of Merger Sub 1 with and into the Company (the “First Merger”) and the merger of the Company with and into Merger Sub 2 (the “Second Merger” and, together with the First Merger, the “Merger”);

WHEREAS, Stockholder beneficially owns and has sole or shared voting power with respect to the number of Shares, and holds Utah Options and/or Utah Restricted Stock Units to acquire the number of Shares indicated opposite Stockholder’s name on Schedule 1 attached hereto;

WHEREAS, as an inducement and a condition to the willingness of Utah, Merger Sub 1, Merger Sub 2 and the Company to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, Stockholder has agreed to enter into and perform this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, Utah, Merger Sub 1, Merger Sub 2 and the Company’s entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, Stockholder, Utah and the Company agree as follows:

1. Agreement to Vote Shares. Stockholder agrees that, prior to the Expiration Date (as defined in Section 2 below), at any meeting of the stockholders of Utah or any adjournment or postponement thereof, or in connection with any written consent of the stockholders of Utah, with respect to the Conversion Proposal (defined below) or the Charter Amendment Proposal (defined below), Stockholder shall:

(a) appear at such meeting or otherwise cause the Shares[ and any New Shares (as defined in Section 3 below)]1 to be counted as present thereat for purposes of calculating a quorum;

(b) from and after the date hereof until the Expiration Date, vote (or cause to be voted), or deliver a written consent (or cause a written consent to be delivered) covering all of the Shares and any New Shares that Stockholder shall be entitled to so vote: (i) in favor of (A) the approval of the conversion of the Utah Preferred Stock into shares of Utah Common Stock in accordance with Nasdaq Listing Rule 5635(a) (the “Conversion Proposal”) and (B) the approval of an amendment to the certificate of incorporation of Utah to authorize sufficient shares of Utah Common Stock for the conversion of the Utah Preferred Stock issued pursuant to the Merger Agreement and the Securities Purchase Agreement (the “Charter Amendment Proposal”) and any matter that could reasonably be expected to facilitate the Conversion Proposal and the Charter Amendment Proposal; (ii) against any proposal to remove the limitation initially set at the discretion of holders of Utah Preferred Stock between 4.9% and 19.9% of the number of shares of Utah Common Stock outstanding immediately after giving effect to the issuance of shares of Utah Common Stock upon conversion (the “Beneficial Ownership Limitation”) restricting such holders from beneficially owning a number of shares of Utah Common Stock in excess of the Beneficial Ownership Limitation or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Conversion Proposal or Charter Amendment Proposal; and (iii) to approve any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the approval of the Conversion Proposal or Charter Amendment Proposal on the date on which such meeting is held. Stockholder shall not take or commit or agree to take any action inconsistent with the foregoing.

2. Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earlier to occur of (a) 90 days from the date of this Agreement, (b) the effective time of the approval of the Conversion Proposal and Charter Amendment Proposal or (c) upon mutual written agreement of the parties to terminate this Agreement.

3. Additional Purchases. Stockholder agrees that any shares of capital stock or other equity securities of Utah that Stockholder purchases or with respect to which Stockholder otherwise acquires sole or shared voting power (including any proxy) after the execution of this Agreement and prior to the Expiration Date, whether by the exercise of any Utah Options, settlement of Utah Restricted Stock Units or otherwise, including, without limitation, by gift, succession, in the event of a stock split or as a dividend or distribution of any Shares (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares.

[1]	Note to Draft: Only for stockholders executing lock-ups.

2

4. Share Transfers. [From and after the date hereof until the Expiration Date, Stockholder shall not, directly or indirectly, (a) sell, assign, transfer, tender, or otherwise dispose of (including, without limitation, by the creation of any Liens (as defined in Section 4(c) below)) any Shares or any New Shares acquired, (b) deposit any Shares or New Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Shares or New Shares or grant any proxy or power of attorney with respect thereto (other than this Agreement), (c) enter into any Contract, option, commitment or other arrangement or understanding with respect to the direct or indirect sale, transfer, assignment or other disposition of (including, without limitation, by the creation of any Liens) any Shares or New Shares, or (d) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing Stockholder’s obligations under this Agreement. Notwithstanding the foregoing, Stockholder may make (1) transfers by will or by operation of Law or other transfers for estate-planning purposes, in which case this Agreement shall bind the transferee, (2) with respect to Stockholder’s Utah Options which expire on or prior to the Expiration Date, transfers, sale, or other disposition of Shares to Utah as payment for the (i) exercise price of Stockholder’s Utah Options and (ii) taxes applicable to the exercise of Stockholder’s Utah Options, (3) with respect to Stockholder’s Utah Restricted Stock Units, (i) transfers for the net settlement of Stockholder’s Utah Restricted Stock Units settled in Shares (to pay any tax withholding obligations) or (ii) transfers for receipt upon settlement of Stockholder’s Utah Restricted Stock Units, and the sale of a sufficient number of such Shares acquired upon settlement of such securities as would generate sales proceeds sufficient to pay the aggregate taxes payable by Stockholder as a result of such settlement, (4) if Stockholder is a partnership or limited liability company, a transfer to one or more partners or members of Stockholder or to an Affiliated corporation, trust or other Entity under common control with Stockholder, or if Stockholder is a trust, a transfer to a beneficiary, provided that in each such case the applicable transferee has signed a voting agreement in substantially the form hereof, (5) transfers to another holder of the capital stock of the Company that has signed a voting agreement in substantially the form hereof, and (6) transfers, sales or other dispositions as the Company may otherwise agree in writing in its sole discretion. If any voluntary or involuntary transfer of any Shares covered hereby shall occur (including a transfer or disposition permitted by Section 4(1) through Section 4(6), sale by a Stockholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares subject to all of the restrictions, Liabilities and rights under this Agreement, which shall continue in full force and effect, notwithstanding that such transferee is not a Stockholder and has not executed a counterpart hereof or joinder hereto.]2

5. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Utah and the Company as follows:

(a) If Stockholder is an Entity: (i) Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted, (ii) Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby, and (iii) the execution and delivery of this Agreement, performance of Stockholder’s obligations hereunder and the consummation of the transactions contemplated hereby by Stockholder have been duly authorized by all necessary action on the part of Stockholder and no other proceedings on

[2]	Note to Draft: Only for stockholders executing lock-ups.

3

the part of Stockholder are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. If Stockholder is an individual, Stockholder has the legal capacity to execute and deliver this Agreement, to perform Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby;

(b) this Agreement has been duly executed and delivered by or on behalf of Stockholder and, to Stockholder’s knowledge and assuming this Agreement constitutes a valid and binding agreement of the Company and Utah, constitutes a valid and binding agreement with respect to Stockholder, enforceable against Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of Law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally;

(c) Stockholder beneficially owns the number of Shares indicated opposite Stockholder’s name on Schedule 1, and will own any New Shares, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares or New Shares and none of the Shares or New Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares or the New Shares, except as contemplated by this Agreement;

(d) to the knowledge of Stockholder, the execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of his, her or its obligations hereunder and the compliance by Stockholder with any provisions hereof will not, violate or conflict with, result in a material breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any Shares or New Shares pursuant to, any agreement, instrument, note, bond, mortgage, Contract, lease, license, permit or other obligation or any order, arbitration award, judgment or decree to which Stockholder is a party or by which Stockholder is bound, or any Law, statute, rule or regulation to which Stockholder is subject or, in the event that Stockholder is a corporation, partnership, trust or other Entity, any bylaw or other Organizational Document of Stockholder; except for any of the foregoing as would not reasonably be expected to prevent or delay the performance by Stockholder of his, her or its obligations under this Agreement in any material respect;

(e) the execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or regulatory authority by Stockholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Stockholder of his, her or its obligations under this Agreement in any material respect;

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(f) no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Utah or the Company in respect of this Agreement based upon any Contract made by or on behalf of Stockholder; and

(g) as of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of Stockholder, threatened against Stockholder that would reasonably be expected to prevent or delay the performance by Stockholder of his, her or its obligations under this Agreement in any material respect.

6. Irrevocable Proxy. Subject to the penultimate sentence of this Section 6, by execution of this Agreement, Stockholder does hereby appoint the Company and any of its designees with full power of substitution and resubstitution, as Stockholder’s true and lawful attorney and irrevocable proxy, to the fullest extent of Stockholder’s rights with respect to the Shares, to vote and exercise all voting and related rights, including the right to sign Stockholder’s name (solely in its capacity as a stockholder) to any stockholder consent, if Stockholder is unable to perform or otherwise does not perform his, her or its obligations under this Agreement, with respect to such Shares solely with respect to the matters set forth in Section 1 hereof. Stockholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Date, hereby revokes any proxy previously granted by Stockholder with respect to the Shares and represents that none of such previously-granted proxies are irrevocable. The irrevocably proxy and power of attorney granted herein shall survive the death or incapacity of Stockholder and the obligations of Stockholder shall be binding on Stockholder’s heirs, personal representatives, successors, transferees and assigns. Stockholder hereby agrees not to grant any subsequent powers of attorney or proxies with respect to any Shares with respect to the matters set forth in Section 1 until after the Expiration Date. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date.

7. Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without the need of posting bond in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

8. Directors and Officers. This Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of Utah and/or holder of Utah Options and/or Utah Restricted Stock Units and not in Stockholder’s capacity as a director, officer or employee of Utah or any of its Subsidiaries or in Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require Stockholder to attempt to) limit or restrict a director and/or officer of Utah in the exercise of his or her fiduciary duties as a director and/or officer of Utah or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of Utah or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.

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9. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Stockholder, and the Company does not have authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of Utah or exercise any power or authority to direct Stockholder in the voting of any of the Shares, except as otherwise provided herein.

10. Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, nothing set forth in this Section 10 or elsewhere in this Agreement shall relieve any party from liability for any fraud or for any willful and material breach of this Agreement prior to termination hereof.

11. Further Assurances. Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or Utah may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Contemplated Transactions.

12. Disclosure. Stockholder hereby agrees that Utah and the Company may publish and disclose in any registration statement, any prospectus filed with any regulatory authority in connection with the Contemplated Transactions and any related documents filed with such regulatory authority and as otherwise required by Law, Stockholder’s identity and ownership of Shares and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to any registration statement or prospectus or in any other filing made by Utah or the Company as required by Law or the terms of the Merger Agreement, including with the SEC or other regulatory authority, relating to the Contemplated Transactions, all subject to prior review and an opportunity to comment by Stockholder’s counsel. Prior to the Closing, Stockholder shall not, and shall use its reasonable best efforts to cause its representatives not to, directly or indirectly, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or any of the Contemplated Transactions, without the prior written consent of Utah and the Company, provided that the foregoing shall not limit or affect any actions taken by Stockholder (or any affiliated officer or director of Stockholder) that would be permitted to be taken by Stockholder, Utah or the Company pursuant to the Merger Agreement; provided, further, that the foregoing shall not effect any actions of Stockholder the prohibition of which would be prohibited under applicable Law.

13. Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery), by facsimile transmission (providing confirmation of transmission) or by electronic transmission (providing confirmation of transmission) to the Company or Utah, as the case may be, in accordance with Section 9.7 of the Merger Agreement and to Stockholder at his, her or its address or email address (providing confirmation of transmission) set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice).

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14. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

15. Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties hereto, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such party without the other party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

16. No Waivers. No waivers of any breach of this Agreement extended by the Company or Utah to Stockholder shall be construed as a waiver of any rights or remedies of the Company or Utah, as applicable, with respect to any other stockholder of Utah who has executed an agreement substantially in the form of this Agreement with respect to Shares held or subsequently held by such stockholder or with respect to any subsequent breach of Stockholder or any other stockholder of Utah. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

17. Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the state of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws. In any action or Legal Proceeding between any of the parties arising out of or relating to this Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the state of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or Legal Proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 17, (iii) waives any objection to laying venue in any such action or Legal Proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (v) agrees that service of process upon such party in any such action or Legal Proceeding shall be effective if notice is given in accordance with Section 13 of this Agreement.

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18. Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LEGAL PROCEEDING RELATED TO OR ARISING OUT OF THIS AGREEMENT, ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH AND THE MATTERS CONTEMPLATED HEREBY AND THEREBY.

19. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a Contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Utah Board has approved, for purposes of any applicable anti-takeover Laws and regulations and any applicable provision of the certificate of incorporation of Utah, the Merger Agreement and the Contemplated Transactions, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

20. Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties by facsimile or electronic transmission via “.pdf” shall be sufficient to bind the parties to the terms and conditions of this Agreement.

21. Amendment. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed on behalf of each party hereto; provided, however, that the rights or obligations of any Stockholder may be waived, amended or otherwise modified in a writing signed by Utah, the Company and Stockholder.

22. Fees and Expenses. Except as otherwise specifically provided herein, the Merger Agreement or any other agreement contemplated by the Merger Agreement to which a party hereto is a party, each party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

23. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties. Each of the parties hereby acknowledges, represents and warrants that (i) it has read and fully understood this Agreement and the implications and consequences thereof; (ii) it has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice, or it has made a voluntary and informed decision to decline to seek such counsel; and (iii) it is fully aware of the legal and binding effect of this Agreement.

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24. Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” and “Schedules” are intended to refer to Sections of this Agreement and Schedules to this Agreement, respectively.

(e) The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of Page has Intentionally Been Left Blank]

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EXECUTED as of the date first above written.

[STOCKHOLDER]

Signature:
Name (if an Entity):
Title (if an Entity):

Signature Page to Support Agreement

EXECUTED as of the date first above written.

UNUM THERAPEUTICS INC.

By:
Name:
Title:

KIQ LLC

By:
Name:
Title:

Signature Page to Support Agreement

SCHEDULE 1

Name, Address and Email Address of Stockholder	Shares of Utah Common Stock	Utah Options	Utah Restricted Stock Units

EXHIBIT B

FORM OF LOCK-UP AGREEMENT

LOCK-UP AGREEMENT

July 6, 2020

Unum Therapeutics Inc.

200 Cambridge Park, Suite 3100

Cambridge, Massachusetts 02140

Ladies and Gentlemen:

The undersigned signatory of this lock-up agreement (this “Lock-Up Agreement”) understands that Unum Therapeutics Inc., a Delaware corporation (“Utah”), has entered into an Agreement and Plan of Merger, dated as of July 6, 2020 (as the same may be amended from time to time, the “Merger Agreement”) with Utah Merger Sub 1 LLC, a Delaware limited liability company and a wholly owned subsidiary of Utah, Utah Merger Sub 2 LLC, a Delaware limited liability company and a wholly owned subsidiary of Utah, and Kiq LLC, a Delaware limited liability company (the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

As a condition and inducement to each of the parties to enter into the Merger Agreement and to consummate the Contemplated Transactions, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby irrevocably agrees that, subject to the exceptions set forth herein, without the prior written consent of Utah and, solely prior to the Closing, the Company, the undersigned will not, during the period commencing upon the Closing and ending on the date that is 90 days after the Closing Date (the “Restricted Period”):

(i)

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Utah Common Stock or any securities convertible into or exercisable or exchangeable for Utah Common Stock (including without limitation, Utah Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities of Utah which may be issued upon exercise of an option to purchase Utah Common Stock or warrant or settlement of an Utah Restricted Stock Unit) that are currently or hereafter owned by the undersigned (collectively, the “Undersigned’s Shares”), or publicly disclose the intention to make any such offer, sale, pledge, grant, transfer or disposition;

(ii)

enter into any swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Undersigned’s Shares regardless of whether any such transaction described in clause (i) above or this clause (ii) is to be settled by delivery of Utah Common Stock or other securities, in cash or otherwise; or

(iii)

make any demand for, or exercise any right with respect to, the registration of any shares of Utah Common Stock or any security convertible into or exercisable or exchangeable for Utah Common Stock (other than such rights set forth in the Merger Agreement).

The restrictions and obligations contemplated by this Lock-Up Agreement shall not apply to:

(a) transfers of the Undersigned’s Shares:

(i)

if the undersigned is a natural person, (A) to any person related to the undersigned by blood or adoption who is an immediate family member of the undersigned, or by marriage or domestic partnership (a “Family Member”), or to a trust formed for the benefit of the undersigned or any of the undersigned’s Family Members, (B) to the undersigned’s estate, following the death of the undersigned, by will, intestacy or other operation of Law, (C) as a bona fide gift or a charitable contribution, (D) by operation of Law pursuant to a qualified domestic order or in connection with a divorce settlement or (E) to any partnership, corporation or limited liability company which is controlled by the undersigned and/or by any such Family Member(s);

(ii)

if the undersigned is a corporation, partnership or other Entity, (A) to another corporation, partnership, or other Entity that is an affiliate (as defined under Rule 12b-2 of the Exchange Act) of the undersigned, including investment funds or other entities under common control or management with the undersigned, (B) as a distribution or dividend to equity holders, current or former general or limited partners, members or managers (or to the estates of any of the foregoing), as applicable, of the undersigned (including upon the liquidation and dissolution of the undersigned pursuant to a plan of liquidation approved by the undersigned’s equity holders), (C) as a bona fide gift or a charitable contribution or (D) transfers or dispositions not involving a change in beneficial ownership; or

(iii)	if the undersigned is a trust, to any grantors or beneficiaries of the trust;

provided that, in the case of any transfer or distribution pursuant to this clause (a), such transfer is not for value and each donee, heir, beneficiary or other transferee or distributee shall sign and deliver to Utah a lock-up agreement in the form of this Lock-Up Agreement with respect to the shares of Utah Common Stock or such other securities that have been so transferred or distributed;

(b) the exercise of an option to purchase Utah Common Stock (including a net or cashless exercise of an option to purchase Utah Common Stock), and any related transfer of shares of Utah Common Stock to Utah for the purpose of paying the exercise price of such options or for paying taxes (including estimated taxes) due as a result of the exercise of such options; provided that, for the avoidance of doubt, the underlying shares of Utah Common Stock shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;

(c) the disposition (including a forfeiture or repurchase) to Utah of any shares of restricted stock granted pursuant to the terms of any employee benefit plan or restricted stock purchase agreement;

(d) transfers to Utah in connection with the net settlement of any restricted stock unit or other equity award that represents the right to receive in the future shares of Utah Common Stock settled in Utah Common Stock to pay any tax withholding obligations; provided that, for the avoidance of doubt, the underlying shares of Utah Common Stock shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;

(e) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Utah Common Stock; provided that such plan does not provide for any transfers of Utah Common Stock during the Restricted Period;

(f) transfers by the undersigned of shares of Utah Common Stock purchased by the undersigned on the open market or in a public offering by Utah, in each case following the Closing Date;

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(g) pursuant to a bona-fide third party tender offer, merger, consolidation or other similar transaction made to all holders of Utah’ capital stock involving a change of control of Utah, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Undersigned’s Shares shall remain subject to the restrictions contained in this Lock-Up Agreement; or

(h) pursuant to an order of a court or regulatory agency;

and provided, further, that, with respect to each of (a), (b), (c), (d) and (e) above, no filing by any party (including any donor, donee, transferor, transferee, distributor or distributee) under Section 16 of the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or disposition during the Restricted Period (other than (i) any exit filings or public announcements that may be required under applicable federal and state securities Laws or (ii) in respect of a required filing under the Exchange Act in connection with the exercise of an option to purchase Utah Common Stock or in connection with the net settlement of any restricted stock unit or other equity award that represents the right to receive in the future shares of Utah Common Stock settled in Utah Common Stock that would otherwise expire during the Restricted Period, provided that reasonable notice shall be provided to Utah prior to any such filing).

Any attempted transfer in violation of this Lock-Up Agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Lock-Up Agreement, and will not be recorded on the share register of Utah. In furtherance of the foregoing, the undersigned agrees that Utah and any duly appointed transfer agent for the registration or transfer of the securities described herein are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement. Utah may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents, ledgers or instruments evidencing the undersigned’s ownership of Utah Common Stock:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that if the Merger Agreement is terminated for any reason, the undersigned shall be released from all obligations under this Lock-Up Agreement. The undersigned understands that Utah and the Company are proceeding with the Contemplated Transactions in reliance upon this Lock-Up Agreement.

Any and all remedies herein expressly conferred upon Utah or the Company will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity, and the exercise by Utah or the Company of any one remedy will not preclude the exercise of any other remedy. The undersigned agrees that irreparable damage would occur to Utah and/or the Company in the event that any provision of this Lock-Up Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that Utah and the Company shall be entitled to an injunction or injunctions to prevent breaches of this Lock-Up Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Utah or the Company is entitled at Law or in equity, and the undersigned waives any bond, surety or other security that might be required of Utah or the Company with respect thereto.

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In the event that any holder of Utah’ securities that are subject to a substantially similar agreement entered into by such holder, other than the undersigned, is permitted by Utah to sell or otherwise transfer or dispose of shares of Utah Common Stock for value other than as permitted by this or a substantially similar agreement entered into by such holder, the same percentage of shares of Utah Common Stock held by the undersigned shall be immediately and fully released on the same terms from any remaining restrictions set forth herein (the “Pro-Rata Release”); provided, however, that such Pro-Rata Release shall not be applied unless and until permission has been granted by Utah to an equity holder or equity holders to sell or otherwise transfer or dispose of all or a portion of such equity holders shares of Utah Common Stock in an aggregate amount in excess of 1% of the number of shares of Utah Common Stock originally subject to a substantially similar agreement.

Upon the release of any of the Undersigned’s Shares from this Lock-Up Agreement, Utah will cooperate with the undersigned to facilitate the timely preparation and delivery of certificates representing the Undersigned Shares without the restrictive legend above or the withdrawal of any stop transfer instructions.

This Lock-Up Agreement and any claim, controversy or dispute arising under or related to this Lock-Up Agreement shall be governed by and construed in accordance with the Laws of the state of Delaware, without regard to the conflict of Laws principles thereof.

This Lock-Up Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Lock-Up Agreement (in counterparts or otherwise) by Utah, the Company and the undersigned by facsimile or electronic transmission in .pdf format shall be sufficient to bind such parties to the terms and conditions of this Lock-Up Agreement.

(Signature Page Follows)

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Very truly yours,

Print Name of Stockholder:	[ ]

Signature (for individuals):

Signature (for entities):

By:
Name:
Title:

Accepted and Agreed by UNUM THERAPEUTICS INC.:

By:
Name:
Title:

Accepted and Agreed by KIQ LLC:

By:
Name:
Title:

[Signature Page to Lock-up Agreement]

EXHIBIT C

FORM OF CVR AGREEMENT

FORM OF

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2020, is entered into by and among Unum Therapeutics Inc., a Delaware corporation (the “Company”) and [Rights Agent], a national banking association, as Rights Agent (as defined herein).

RECITALS

WHEREAS, the Company, Utah Merger Sub 1 LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“First Merger Sub”), Utah Merger Sub 2 LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Second Merger Sub” and together with First Merger Sub, “Merger Subs”), and Kiq, LLC, a Delaware limited liability company (“Kiq”), have entered into an Agreement and Plan of Merger, dated as of July 6, 2020 (the “Merger Agreement”), pursuant to which (i) First Merger Sub will merge with and into Kiq (the “First Merger”), with Kiq surviving the First Merger as a wholly-owned subsidiary of the Company and (ii) immediately following the First Merger, Kiq will merger with and into Second Merger Sub (the “Second Merger” and together with the First Merger, the “Merger”), with Second Merger Sub surviving the Second Merger;

WHEREAS, pursuant to the Merger Agreement, and in accordance with the terms and conditions thereof, the Company has agreed to provide to the Holders (as defined herein) contingent value rights as hereinafter described;

WHEREAS, the parties have done all things reasonably necessary to make the contingent value rights, when issued pursuant to the Merger Agreement and hereunder, the valid obligations of the Company and to make this Agreement a valid and binding agreement of the Company, in accordance with its terms; and

NOW, THEREFORE, in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the proportionate benefit of all Holders, as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions.

Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the Merger Agreement. The following terms have the meanings ascribed to them as follows:

“Acting Holders” means, at the time of determination, the Holders of more than 25% of the outstanding CVRs, as reflected on the CVR Register.

“Assignee” has the meaning set forth in Section 7.5.

“Calendar Quarter” means the successive periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31, for so long as this Agreement is in effect; provided, however that (a) the first Calendar Quarter shall commence on the date of this Agreement and shall end on the first September 30 thereafter, and (b) the last Calendar Quarter shall commence on the first day after the full Calendar Quarter immediately preceding the effective date of the termination or expiration of this Agreement and shall end on the effective date of the termination or expiration of this Agreement.

“Common Stock” means the common stock, $0.001 par value, of the Company.

“CVR” means a contingent contractual right of Holders to receive CVR Payments pursuant to the Merger Agreement and this Agreement.

“CVR Cash Payment” means a cash payment equal to the Net Proceeds received by the Company in a given Calendar Quarter ending on or after March 31, 2021.

“CVR Payment” means any CVR Cash Payment or CVR Share Payment; provided that the Company, in its reasonable discretion as resolved by the Company’s Board of Directors, may withhold up to 10% of any CVR Payment to provide for the satisfaction of (i) indemnity obligations under any Disposition Agreement in excess of any escrow fund established therein, in each case to the extent not already deducted as Permitted Deductions and (ii) any Loss arising out of any third-party claims, demands, actions, or other proceedings relating to or in connection with any Potentially Transferable Assets during the CVR Term; provided, further, that any such withheld Net Proceeds shall be distributed (net of any Permitted Deductions satisfied therefrom) to the Holders no later than three (3) years following the date such Net Proceeds would have otherwise been distributed to the Holders in the CVR Payment from which such Net Proceeds were otherwise deducted.

“CVR Payment Amount” means with respect to each CVR Payment and each Holder, an amount equal to such CVR Payment divided by the total number of CVRs and then multiplied by the total number of CVRs held by such Holder as reflected on the CVR Register.

“CVR Payment Period” means a period equal to a Calendar Quarter ending at any time after the effective date of a Disposition Agreement.

“CVR Payment Statement” means, for a given CVR Payment Period during the CVR Term, a written statement of the Company, signed on behalf of the Company setting forth in reasonable detail the calculation of the applicable CVR Payment for such CVR Payment Period.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVR Share Payment” means a number of shares of Common Stock equal to the quotient determined by dividing (i) the Net Proceeds received by the Company in a given Calendar Quarter ending on or prior to December 31, 2020 by (ii) the closing price of a share of Common Stock on The Nasdaq Stock Market LLC (or such other Nasdaq market on which the Common Stock then trades) on the Closing Date.

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“CVR Term” means the period beginning on the Closing and ending upon the third anniversary of this Agreement.

“Disposition” means the sale, license, transfer or disposition of any Potentially Transferable Asset (including any such sale or disposition of equity securities in any Subsidiary established by the Company to hold any right, title or interest in or to any Potentially Transferable Asset), in each case during the Disposition Period.

“Disposition Agreement” means a definitive written agreement providing for a transaction or series of transactions between the Company or its Affiliates and any Person who is not an Affiliate of the Company regarding a Disposition.

“Disposition Period” means the period beginning on the execution date of the Merger Agreement and ending on December 31, 2020.

“Gross Proceeds” means, without duplication, the sum of all cash consideration or marketable securities actually received by the Company or its Affiliates during the CVR Term in consideration for a Disposition pursuant to a Disposition Agreement. The value of any marketable securities (whether debt or equity) shall be equal to the volume weighted average of their closing market prices for the five (5) trading days ending the day prior to the date of payment to, or receipt by, the Company or its relevant Affiliate.

“Holder” means, at the relevant time, a Person in whose name CVRs are registered in the CVR Register.

“Loss” has the meaning set forth in Section 3.2(g).

“Net Proceeds” means, for any CVR Payment Period, Gross Proceeds minus Permitted Deductions, all as calculated, to the extent in accordance with GAAP, in a manner consistent with the Company’s accounting practices and the most recently filed annual audited financial statements with the SEC, except as otherwise set forth herein. For clarity, to the extent Permitted Deductions exceed Gross Proceeds for any CVR Payment Period, any excess Permitted Deductions shall be applied against Gross Proceeds in subsequent CVR Payment Periods.

“Notice” has the meaning set forth in Section 7.1.

“Officer’s Certificate” means a certificate signed by the chief executive officer and the chief financial officer of the Company, in their respective official capacities.

“Party” means the Company or the Rights Agent.

“Permitted Deductions” means the sum of:

(a) any applicable Tax (including any applicable value added or sales taxes) imposed on Gross Proceeds and payable by the Company or any of its Affiliates (regardless of whether the due date for such Taxes arises during or after the Disposition Period) and, without duplication, any income or other similar Taxes payable by the Company or any of its Affiliates that would not have been incurred by the Company or any of its Affiliates but for the Gross

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Proceeds; provided that, for purposes of calculating income Taxes incurred by the Company or its Affiliates in respect of the Gross Proceeds, any such income Taxes shall be computed based on the gain recognized by the Company or its Affiliates from the Disposition after reduction for any net operating loss carryforwards or other Tax attributes of the Company or its Affiliates as of the Closing Date that are available to offset such gain after taking into account any limits of the usability of such attributes, including under Section 382 of the Code as determined by the Company’s tax advisers (and for the sake of clarity such income taxes shall be calculated without taking into account any net operating losses or other tax attributes generated by the Company or its Affiliates after the Closing Dates);

(b) any expenses incurred by the Company or any of its Affiliates in respect of its performance of this Agreement following the Closing Date or in respect of its performance of any Contract in connection with any Potentially Transferable Asset, including any costs related to the prosecution, maintenance or enforcement by the Company or any of its Subsidiaries of intellectual property rights (but excluding any costs related to a breach of this Agreement, including costs incurred in litigation in respect of the same);

(c) any expenses incurred or accrued by the Company or any of its Affiliates in connection with the negotiation, entry into and closing of any Disposition of any Potentially Transferable Asset, including any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee, service fee or other fee, commission or expense owed to any broker, finder, investment bank, auditor, accountant, counsel, advisor or other third party in relation thereto;

(d) any Losses incurred or reasonably expected to be incurred by the Company or any of its Affiliates arising out of any third-party claims, demands, actions, or other proceedings relating to or in connection with any Disposition, including indemnification obligations of the Company or any of its Affiliates set forth in any Disposition Agreement;

(e) any proceeds in consideration for a Disposition pursuant to a Disposition Agreement included in the final determination of Utah Net Cash in accordance with the Merger Agreement;

(f) any Liabilities borne by the Company or any of its Affiliates pursuant to Contracts related to Potentially Transferable Assets, including costs arising from the termination thereof; and

(g) any Liabilities existing or incurred during the CVR Term that would have been required to be included in the calculation of Utah Net Cash to the extent not taken account in the calculation of Utah Net Cash.

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC; or (e) as provided in Section 2.6.

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“Potentially Transferable Assets” means the tangible and intangible assets primarily used in or primarily related to the Company’s Bolt-On Chimeric Receptor (BOXR) technology, Antibody-Coupled T cell Receptor (ACTR) technology, Autologous Cell Therapy Industrial Automation (ACTIA) technology or Cell On-site Processing (COPR) technology.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become the Rights Agent pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Special Committee” has the meaning set forth in Section 4.2(a).

ARTICLE 2

CONTINGENT VALUE RIGHTS

Section 2.1 Holders of CVRs; Appointment of Rights Agent.

(a) The CVRs represent the rights of Holders to receive CVR Cash Payments or CVR Share Payments pursuant to this Agreement. The initial Holders will be the holders of Common Stock as of immediately prior to the Effective Time. One CVR will be issued with respect to each share of Common Stock that is outstanding as of immediately prior to the Effective Time (including, for the avoidance of doubt, those shares of Common Stock issued upon settlement of Utah Restricted Stock Units pursuant to Section 6.7 of the Merger Agreement).

(b) the Company hereby appoints the Rights Agent to act as Rights Agent for the Company in accordance with the express terms and conditions set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

Section 2.2 Non-transferable.

The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. The CVRs will not be listed on any quotation system or traded on any securities exchange.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs will be issued in book-entry form only and will not be evidenced by a certificate or other instrument.

(b) The Rights Agent shall create and maintain a register (the “CVR Register”) for the purpose of registering CVRs and Permitted Transfers. The CVR Register will be created, and CVRs will be distributed, pursuant to written instructions to the Rights Agent from the Acting Holders. The CVR Register will initially show one position for Cede & Co. representing shares of Common Stock held by DTC on behalf of the street holders of the shares of Common Stock held by such holders as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs. With respect to any payments or issuances to be made under

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Section 2.4 below, the Rights Agent will accomplish the payment to any former street name holders of shares Common Stock by sending one lump-sum payment or issuance to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments or shares of Common Stock by DTC to such street name holders.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, including a guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. The Company and Rights Agent may require evidence of payment of a sum sufficient to cover any stamp, documentary, registration, or other Tax or governmental charge that is imposed in connection with any such registration of transfer (or evidence that such Taxes and charges are not applicable). The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable taxes or charges unless and until the Rights Agent is satisfied that all such taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register will be the valid obligations of the Company and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form, promptly record the change of address in the CVR Register. The Acting Holders may make a written request to the Rights Agent for a list containing the names, addresses and number of CVRs of the Holders that are registered in the CVR Register. Upon receipt of such written request from the Acting Holders, the Rights Agent shall promptly deliver a copy of such list to the Acting Holders.

(e) Acting Holders the Company will provide written instructions to the Rights Agent for the distribution of CVRs to holders of Common Stock as of immediately prior to the Effective Time (the “Record Time”). Subject to the terms and conditions of this Agreement and the Company’s prompt confirmation of the Effective Time, the Rights Agent shall effect the distribution of the CVRs, less any applicable tax withholding, to each holder of Common Stock as of the Record Time by the mailing of a statement of holding reflecting such CVRs.

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Section 2.4 Payment Procedures.

(a) No later than forty-five (45) days following the end of each Calendar Quarter that ends on or prior to December 31, 2020, commencing with the first CVR Payment Period in which the Company or its Affiliates receives Gross Proceeds, the Company shall deliver to the Rights Agent a CVR Payment Statement for such CVR Payment Period. Concurrent with the delivery of each CVR Payment Statement, on the terms and conditions of this Agreement, the Company will make appropriate arrangements with the Rights Agent for shares of Common Stock represented by book-entry shares to be issued as the CVR Share Payment. Upon receipt of the book-entry shares referred to in the foregoing sentence, the Rights Agent shall promptly (and in any event, within ten (10) Business Days) distribute to each Holder by book-entry an amount of shares of Common Stock equal to such Holder’s CVR Payment Amount; provided that to the extent the foregoing would result in a Holder receiving a fractional share of Common Stock, such Holder shall forfeit such fractional share. The Rights Agent shall promptly, and in any event within ten (10) Business Days after receipt of a CVR Payment Statement under this Section 2.4(a), send each Holder at its registered address a copy of such statement. For the avoidance of doubt the Company shall have no further liability in respect of the relevant CVR Share Payment upon delivery instructions to the Rights Agents of such CVR Share Payment in accordance with this Section 2.4(a) and the satisfaction of each of the Company obligations set forth in this Section 2.4(a).

(b) No later than forty-five (45) days following the end of each Calendar Quarter during the CVR Term beginning with the Calendar Quarter ending on March 31, 2021, commencing with the first CVR Payment Period in which the Company or its Affiliates receives Gross Proceeds, the Company shall deliver to the Rights Agent a CVR Payment Statement for the such CVR Payment Period. Concurrent with the delivery of each CVR Payment Statement, on the terms and conditions of this Agreement, the Company shall pay the Rights Agent in U.S. dollars an amount equal to one-hundred percent (100%) of the Net Proceeds (if any) (subject to the proviso in the definition of the term “CVR Payment”) for the applicable CVR Payment Period. Such amount of Net Proceeds will be transferred by wire transfer of immediately available funds to an account designated in writing by the Rights Agent not less than twenty (20) Business Days prior to the date of the applicable payment. Upon receipt of the wire transfer referred to in the foregoing sentence, the Rights Agent shall promptly (and in any event, within ten (10) Business Days) pay, by check mailed, first-class postage prepaid, to the address each Holder set forth in the CVR Register at such time or by other method of deliver as specified by the applicable Holder in writing to the Rights Agent, an amount equal to such Holder’s CVR Payment Amount. The Rights Agent shall promptly, and in any event within ten (10) Business Days after receipt of a CVR Payment Statement under this Section 2.4(b), send each Holder at its registered address a copy of such statement. For the avoidance of doubt the Company shall have no further liability in respect of the relevant CVR Cash Payment upon delivery of such CVR Cash Payment in accordance with this Section 2.4(b) and the satisfaction of each of the Company’s obligations set forth in this Section 2.4(b).

(c) The Company shall be entitled to deduct and withhold, or cause the Rights Agent to deduct and withhold, any tax or similar governmental charge or levy, that is required to be deducted or withheld under applicable law from any amounts payable pursuant to this Agreement (“Withholding Taxes”). To the extent the amounts are so withheld by the Company or the Rights Agent, as the case may be, and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made. The Rights Agent shall solicit from each Holder an IRS Form W-9 or applicable IRS Form W-8 at

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such time or times as is necessary to permit any payment under this Agreement to be made without U.S. federal backup withholding. In the event the Company becomes aware that a payment under this Agreement is subject to Withholding Taxes (other than U.S. federal backup withholding), the Company shall use commercially reasonable efforts to provide written notice to the Rights Agent and the Rights Agent shall use commercially reasonable efforts to provide written notice of such Withholding Taxes to the applicable Holders and the parties shall use commercially reasonable efforts cooperate with one another to minimize taxes required by applicable law to be withheld or deducted from any payments made under this Agreement. For the avoidance of doubt, in the event that notice has been provided to an applicable Holder pursuant to this Section 2.4(c), no further notice shall be required to be given for any future payments of such Withholding Tax.

(d) Any portion of a CVR Payment that remains undistributed to the Holders six (6) months after the applicable Calendar Quarter end (including by means of uncashed checks or invalid addresses on the CVR Register) will be delivered by the Rights Agent to the Company or a person nominated in writing by the Company (with written notice thereof from the Company to the Rights Agent), and any Holder will thereafter look only to the Company for payment of such CVR Payment (which shall be without interest).

(e) If any CVR Payment (or portion thereof) remains unclaimed by a Holder two (2) years after the applicable Calendar Quarter end (or immediately prior to such earlier date on which such CVR Payment would otherwise escheat to or become the property of any Governmental Authority), such CVR Payment (or portion thereof) will, to the extent permitted by applicable Law, become the property of the Company and will be transferred to the Company or a person nominated in writing by the Company (with written notice thereof from the Company to the Rights Agent), free and clear of all claims or interest of any Person previously entitled thereto, and no consideration or compensation shall be payable therefor. Neither the Company nor the Rights Agent will be liable to any Person in respect of a CVR Payment delivered to a public official pursuant to any applicable abandoned property, escheat or similar legal requirement under applicable Law. In addition to and not in limitation of any other indemnity obligation herein, the Company agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to the Company, a public office or a person nominated in writing by the Company.

Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest.

(a) Except for those associated with an actual CVR Share Payment, if and when issued, the CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable in respect of CVRs to any Holder.

(b) Except for those associated with an actual CVR Share Payment, if and when issued, the CVRs will not represent any equity or ownership interest in the Company or in any constituent company to the Merger. It is hereby acknowledged and agreed that a CVR shall not constitute a security of the Company.

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(c) Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of the CVRs, any rights or obligations of any kind or nature whatsoever as a stockholder or member of the Company or any of its subsidiaries either at law or in equity. The rights of any Holder and the obligations of the Company and its Affiliates and their respective officers, directors and controlling Persons are contract rights limited to those expressly set forth in this Agreement.

(d) It is hereby acknowledged and agreed that the CVRs and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of the Company’s control, and there is no assurance that Holders will receive any payments under this Agreement or in connection with the CVRs. Each Holder acknowledges that it is highly possible that no Disposition will occur prior to the expiration of the Disposition Period and that there will not be any Gross Proceeds that may be the subject of a CVR Payment Amount. It is further acknowledged and agreed that neither the Company nor its Affiliates owe, by virtue of their obligations under this Agreement, a fiduciary duty or any implied duties to the Holders and the parties hereto intend solely the express provisions of this Agreement to govern their contractual relationship with respect to the CVRs. It is acknowledged and agreed that this Section 2.5(d) is an essential and material term of this Agreement.

Section 2.6 Ability to Abandon CVR.

A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights represented by CVRs by transferring such CVR to the Company or a Person nominated in writing by the Company (with written notice thereof from the Company to the Rights Agent) without consideration in compensation therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by the Company of such transfer and cancellation. Nothing in this Agreement is intended to prohibit the Company or its Affiliates from offering to acquire or acquiring CVRs, in private transactions or otherwise, for consideration in its sole discretion.

ARTICLE 3

THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities.

(a) The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the willful misconduct, bad faith or gross negligence of the Rights Agent (in each case as determined by a final non-appealable judgment of court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, any liability of the Rights Agent under this Agreement will be limited to the amount of annual fees paid by the Company to the Rights Agent in connection with this Agreement (but not including reimbursable expenses and other charges). Anything to the contrary notwithstanding, in no event will the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action.

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(b) The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by any person or entity, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company or Kiq. The Rights Agent may (but shall not be required to) enforce all rights of action under this Agreement and any related claim, action, suit, audit, investigation or proceeding instituted by the Rights Agent may be brought in its name as the Rights Agent and any recovery in connection therewith will be for the proportionate benefit of all the Holders, as their respective rights or interests may appear on the CVR Register.

Section 3.2 Certain Rights of Rights Agent.

(a) The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent.

(b) The Rights Agent may rely and will be protected by the Company in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in the absence of bad faith to be genuine and to have been signed or presented by or on behalf of the Company.

(c) Whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking or omitting any action hereunder, the Rights Agent may (i) rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, gross negligence or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) on its part, and (ii) incur no liability and be held harmless by the Company for or in respect of any action taken or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate.

(d) The Rights Agent may engage and consult with counsel of its selection, and the advice or opinion of such counsel will, in the absence of bad faith, gross negligence or willful misconduct (in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction) on the part of the Rights Agent, be full and complete authorization and protection in respect of any action taken or not taken by the Rights Agent in reliance thereon.

(e) Any permissive rights of the Rights Agent hereunder will not be construed as a duty.

(f) The Rights Agent will not be required to give any note or surety in respect of the execution of its powers or otherwise under this Agreement.

(g) The Company agrees to indemnify the Rights Agent for, and to hold the Rights Agent harmless from and against, any loss, liability, damage, judgment, fine, penalty, cost or expense (each, a “Loss”) suffered or incurred by the Rights Agent and arising out of or in connection with the Rights Agent’s performance of its obligations under this Agreement, including the reasonable and documented costs and expenses of defending the Rights Agent

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against any claims, charges, demands, actions or suits arising out of or in connection in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder, except to the extent such Loss has been determined by a final non-appealable decision of a court of competent jurisdiction to have resulted from the Rights Agent’s gross negligence, bad faith or willful misconduct; provided that this Section 3.2(g) shall not apply with respect to income, receipt, franchise or similar Taxes.

(h) The Company agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder, as agreed upon in writing by the Rights Agent and the Company on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent for all reasonable and documented out-of-pocket expenses and other disbursements incurred in the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder, including all stamp and transfer Taxes (and excluding for the avoidance of doubt, any income, receipt, franchise or similar Taxes) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement, except that the Company will have no obligation to pay the fees of the Rights Agent or reimburse the Rights Agent for the fees of counsel in connection with any lawsuit initiated by the Rights Agent on behalf of itself or the Holders, except in the case of any suit enforcing the provisions of Section 2.4(a), Section 2.4(b) or Section 3.2(g), if the Company is found by a court of competent jurisdiction to be liable to the Rights Agent or the Holders, as applicable in such suit.

(i) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(j) The Rights Agent shall not be subject to, nor be required to comply with, or determine if any Person has complied with, the Merger Agreement or any other agreement between or among any the Company, Kiq or Holders, even though reference thereto may be made in this Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement.

(k) In the event the Rights Agent reasonably believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Rights Agent hereunder, the Rights Agent shall, as soon as practicable, provide notice to the Company, and the Rights Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to the Company or any Holder or any other Person for refraining from taking such action, unless the Rights Agent receives written instructions from the Company or such Holder or other Person which eliminate such ambiguity or uncertainty to the reasonable satisfaction of the Rights Agent;

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(l) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to the Company or Kiq resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof.

(m) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by the Company only.

(n) The Rights Agent shall act hereunder solely as agent for the Company and shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the CVRs. The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holders with respect to any action or default by the Company, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company.

(o) The Rights Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed.

(p) The Rights Agent shall not be liable or responsible for any failure of the Company to comply with any of its obligations relating to any registration statement filed with the Securities and Exchange Commission or this Agreement, including without limitation obligations under applicable regulation or law.

(q) The obligations of the Company and the rights of the Rights Agent under this Section 3.2, Section 3.1 and Section 2.4 shall survive the expiration of the CVRs and the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.

Section 3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by written notice to the Company. Any such resignation notice shall specify the date on which such resignation will take effect (which shall be at least thirty (30) days following the date that such resignation notice is delivered), and such resignation will be effective on the earlier of (x) the date so specified and (y) the appointment of a successor Rights Agent.

(b) The Company will have the right to remove the Rights Agent at any time by written notice to the Rights Agent, specifying the date on which such removal will take effect. Such notice will be given at least thirty (30) days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

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(c) If the Rights Agent resigns, is removed or becomes incapable of acting, the Company will promptly appoint a qualified successor Rights Agent. Notwithstanding the foregoing, if the Company fails to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, upon its acceptance of such appointment in accordance with this Section 3.3(c) and Section 3.4, become the Rights Agent for all purposes hereunder.

(d) The Company will give notice to the Holders of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent in accordance with Section 7.2. Each notice will include the name and address of the successor Rights Agent. If the Company fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of the Company.

(e) Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Acting Holders, the Company will not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.

(f) The Rights Agent will reasonably cooperate with the Company and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent, but such predecessor Rights Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing.

Section 3.4 Acceptance of Appointment by Successor.

Every successor Rights Agent appointed hereunder will, at or prior to such appointment, execute, acknowledge and deliver to the Company and to the resigning or removed Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the Rights Agent; provided that upon the request of the Company or the successor Rights Agent, such resigning or removed Rights Agent will execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent.

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ARTICLE 4

COVENANTS

Section 4.1 List of Holders.

The Company will furnish or cause to be furnished to the Rights Agent, in such form as the Company receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within fifteen (15) Business Days following the Closing Date.

Section 4.2 CVR Committee; Efforts.

(a) The Company’s Board has delegated to a special committee of the Company’s Board of Directors (the “Special Committee”) the sole responsibility, authority and discretion during the Disposition Period with respect to (i) managing the Potentially Transferable Assets, and (ii) conducting any sale process (including engagement of advisors) with respect to a Disposition during the Disposition Period. The Special Committee shall also be empowered with the authority to authorize and direct any officer of the Company to negotiate, execute and deliver a definitive written agreement with respect to an Disposition Agreement in the name and on behalf of the Company; provided, however, that no Disposition Agreement shall be entered into without the approval of the Company’s Board of Directors.

(b) The delegation of responsibility and authority to the Special Committee set forth in Section 4.2(a) shall not be revoked or modified at any time during the Disposition Period. The Special Committee and the Company’s Board of Directors shall not owe fiduciary duties to the Holders (in their capacity as such) and shall not have any liability to the Holders for any actions taken or not taken in connection with the matters set forth herein. No provision of this Agreement shall require the Special Committee or any members thereof to expend or risk its, his or her own funds or otherwise incur any financial liability in the performance of any duties hereunder or in the exercise of any rights or powers.

(c) The Holders shall be intended third-party beneficiaries of the provisions of this Agreement and shall be entitled to specifically enforce the terms hereof; provided, that under no circumstances shall the rights of Holders as third-party beneficiaries pursuant to this Section 4 be enforceable by such Holders or any other Person acting for or on their behalf other than the Special Committee. The Special Committee has the sole power and authority to act on behalf of the Holders in enforcing any of their rights hereunder.

(d) During the Disposition Period, if and to the extent the Special Committee authorizes the execution and delivery of a Disposition Agreement, the Company will, and will cause its Subsidiaries to, use commercially reasonable efforts to effectuate the Disposition of the Potentially Transferable Assets pursuant to such Disposition Agreement in accordance with its terms.

(e) Notwithstanding anything contained herein to the contrary, the Company shall not, and shall not permit its Affiliates to: (i) amend any Disposition Agreement, or waive any right thereunder if such amendment or waiver materially and adversely affects the rights of the Holders to receive the CVR Payment Amounts hereunder, unless the Special Committee consents to each such amendment or waiver, which shall not be unreasonably withheld, delayed, or conditioned; (ii) assign any Disposition Agreement without the consent of the Special Committee, unless such assignee agrees to assume all obligations under, and agrees to be bound in writing to the terms of, a Disposition Agreement and this Agreement; or (iii) intentionally take any action for the principal purpose of reducing the amount of CVR Payment Amounts payable under this Agreement.

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(f) Except as set forth in Article 3, Section 4.2(a) and Section 4.2(b), none of the Company or any of its Subsidiaries shall have any obligation or liability whatsoever to any Person relating to or in connection with any action, or failure to act, with respect to the sale of the Potentially Transferable Assets.

(g) Following the Disposition Period, the Company shall be permitted to take any action in respect of the Potentially Transferable Assets in order to satisfy any wind-down and termination Liabilities of the Potentially Transferable Assets.

Section 4.3 Prohibited Actions. Unless approved by the Special Committee, prior to the end of the Disposition Period, the Company shall not grant any lien, security interest, pledge or similar interest in any Potentially Transferable Assets or any Net Proceeds. Unless approved by the Special Committee, prior to end of the Disposition Period, the Company shall not, and shall not permit its Affiliates to, grant, assign, transfer or otherwise convey any Potentially Transferrable Assets (including any option to obtain rights) to any third party.

Section 4.4 Books and Records. Until the end of the CVR Term, the Company shall, and shall cause its Affiliates to, keep true, complete and accurate records in sufficient detail to enable the Rights Agent to confirm the applicable CVR Payment Amount payable hereunder in accordance with the terms specified in this Agreement.

Section 4.5 Audits. Until the expiration of this Agreement and for a period of one (1) year thereafter, the Company shall keep complete and accurate records in sufficient detail to permit the Rights Agent to confirm the accuracy of the payments due hereunder. The Rights Agent or the Acting Holders shall each have the right to cause an independent accounting firm reasonably acceptable to the Company to audit such records for the sole purpose of confirming payments for a period covering not more than the date commencing with the first CVR Payment Period in which the Company or its Affiliates receives Gross Proceeds and ending on the last day of the CVR Term. The Company may require such accounting firm to execute a reasonable confidentiality agreement with the Company prior to commencing the audit. The accounting firm shall disclose to Rights Agent or the Acting Holders, as applicable, only whether the reports are correct or not and the specific details concerning any discrepancies. No other information shall be shared. Such audits may be conducted during normal business hours upon reasonable prior written notice to the Company, but no more than frequently than once per year. No accounting period of the Company shall be subject to audit more than one time by the Rights Agent or the Acting Holders, as applicable, unless after an accounting period has been audited by the Rights Agent or the Acting Holders, as applicable, the Company restates its financial results for such accounting period, in which event the Rights Agent or the Acting Holders, as applicable, may conduct a second audit of such accounting period in accordance with this Section 4.5. Adjustments (including remittances of underpayments or overpayments disclosed by such audit) shall be made by the Parties to reflect the results of such audit, which adjustments shall be paid promptly following receipt of an invoice therefor. The Rights Agent or the Acting Holders, as applicable, shall bear the full cost and expense of such audit unless such audit discloses an underpayment by the Company of twenty percent (20%) or more of the CVR Payment Amount due under this Agreement, in which case the Company shall bear the full cost and expense of such audit.

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ARTICLE 5

AMENDMENTS

Section 5.1 Amendments Without Consent of Holders or Rights Agent.

(a) The Company, at any time and from time to time, may (without the consent of any Person, other than the Rights Agent with such consent not to be unreasonably withheld, conditioned or delayed) enter into one or more amendments to this Agreement for any of the following purposes:

(i) to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

(ii) subject to Section 6.1, to evidence the succession of another person to the Company and the assumption of any such successor of the covenants of the Company outlined herein in a transaction contemplated by Section 6.1;

(iii) to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Company and the Rights Agent will consider to be for the protection and benefit of the Holders; provided that in each case, such provisions do not adversely affect the interests of the Holders;

(iv) to cure any ambiguity, to correct or supplement any provision in this Agreement that may be defective or inconsistent with any other provision in this Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(v) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder, or any applicable state securities or “blue sky” laws;

(vi) as may be necessary or appropriate to ensure that the Company is not required to produce a prospectus or an admission document in order to comply with applicable Law;

(vii) to cancel the CVRs (i) in the event that any Holder has abandoned its rights in accordance with Section 2.6, (ii) in order to give effect to the provisions of Section 2.7 or (iii) following a transfer of such CVRs to the Company or its Affiliates in accordance with Section 2.2 or Section 2.3;

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(viii) as may be necessary or appropriate to ensure that the Company complies with applicable Law; or

(ix) to effect any other amendment to this Agreement for the purpose of adding, eliminating or changing any provisions of this Agreements, provided that, in each case, such additions, eliminations or changes do not adversely affect the interests of the Holders.

(b) Promptly after the execution by the Company of any amendment pursuant to this Section 5.1, the Company will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 7.2.

Section 5.2 Amendments with Consent of Holders.

(a) In addition to any amendments to this Agreement that may be made by the Company without the consent of any Holder pursuant to Section 5.1, with the consent of the Acting Holders (whether evidenced in a writing or taken at a meeting of the Holders), the Company and the Rights Agent may enter into one or more amendments to this Agreement for the purpose of adding, eliminating or amending any provisions of this Agreement, even if such addition, elimination or amendment is adverse to the interests of the Holders.

(b) Promptly after the execution by the Company and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, the Company will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 7.2.

Section 5.3 Effect of Amendments.

Upon the execution of any amendment under this Article 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 5, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the Rights Agent shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent.

ARTICLE 6

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Section 6.1 The Company May Not Consolidate, Etc.

During the CVR Term, the Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless:

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(a) the Person formed by such consolidation or into which the Company is merged or the Person that acquires by conveyance or transfer, or that leases, the properties and assets of the Company substantially as an entirety (the “Surviving Person”) shall expressly assume payment of amounts on all CVRs (when and as due hereunder) and the performance of every duty and covenant of this Agreement on the part of the Company to be performed or observed; and

(b) The Company has delivered to the Rights Agent an Officer’s Certificate, stating that such consolidation, merger, conveyance, transfer or lease complies with this Article 6 and that all conditions precedent herein provided for relating to such transaction have been complied with.

Section 6.2 Successor Substituted.

Upon any consolidation of or merger by the Company with or into any other Person, or any conveyance, transfer or lease of the properties and assets substantially as an entirety to any Person in accordance with Section 6.1, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, and shall assume all of the obligations of the Company under this Agreement with the same effect as if the Surviving Person had been named as the Company herein.

ARTICLE 7

MISCELLANEOUS

Section 7.1 Notices to Rights Agent and to the Company.

All notices, requests and other communications (each, a “Notice”) to any party hereunder shall be in writing. Such Notice shall be deemed given (a) on the date of delivery, if delivered in person, by FedEx or other internationally recognized overnight courier service or, (except with respect to any Person other than the Rights Agent), by e-mail (upon confirmation of receipt) prior to 5:00 p.m. in the time zone of the receiving party or on the next Business Day, if delivered after 5:00 p.m. in the time zone of the receiving party or (b) on the first Business Day following the date of dispatch, if delivered by FedEx or by other internationally recognized overnight courier service (upon proof of delivery), addressed as follows:

if to the Rights Agent, to:

Computershare Trust Company, N.A.

150 Royall Street

Canton, MA 02021

Email: [•]

if to the Company, to:

Unum Therapeutics Inc.

200 Cambridge Park Drive, Suite 3100

Cambridge, Massachusetts 02140

Email: [•]

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with a copy, which shall not constitute notice, to:

[•]

Attention: [•]

Email: [•]

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.

Section 7.2 Notice to Holders.

All Notices required to be given to the Holders will be given (unless otherwise herein expressly provided) in writing and mailed, first-class postage prepaid, to each Holder at such Holder’s address as set forth in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the sending of such Notice, if any, and will be deemed given on the date of mailing. In any case where notice to the Holders is given by mail, neither the failure to mail such Notice, nor any defect in any Notice so mailed, to any particular Holder will affect the sufficiency of such Notice with respect to other Holders.

Section 7.3 Entire Agreement.

As between the Company and the Rights Agent, this Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, notwithstanding the reference to any other agreement herein, and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement.

Section 7.4 Merger or Consolidation or Change of Name of Rights Agent.

Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 3.3. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 7.4.

Section 7.5 Successors and Assigns.

This Agreement will be binding upon, and will be enforceable by and inure solely to the benefit of, the Holders, the Company and the Rights Agent and their respective successors and assigns. Except for assignments pursuant to Section 7.4, the Rights Agent may not assign this Agreement without the Company’s prior written consent. Subject to Section 5.1(a)(ii) and Article 6 hereof, the Company may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more of its

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Affiliates or to any Person with whom the Company is merged or consolidated, or any entity resulting from any merger or consolidation to which the Company shall be a party (each, an “Assignee”); provided, that in connection with any assignment to an Assignee, the Company shall agree to remain liable for the performance by the Company of its obligations hereunder (to the extent the Company exists following such assignment). The Company or an Assignee may not otherwise assign this Agreement without the prior consent of the Acting Holders (such consent not to be unreasonably withheld, conditioned or delayed). Any attempted assignment of this Agreement in violation of this Section 7.5 will be void ab initio and of no effect.

Section 7.6 Benefits of Agreement; Action by Acting Holders.

Nothing in this Agreement, express or implied, will give to any Person (other than the Company, the Rights Agent, the Holders and their respective permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Company, the Rights Agent, the Holders and their permitted successors and assigns. The Holders will have no rights hereunder except as are expressly set forth herein. Except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights.

Section 7.7 Governing Law.

This Agreement and the CVRs will be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflicts of law rules of such state.

Section 7.8 Jurisdiction.

In any action or proceeding between any of the parties hereto arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties hereto: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware, County of New Castle, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the District of Delaware (and appellate courts thereof); (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 7.8; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; and (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 7.1 or Section 7.2 of this Agreement.

Section 7.9 WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES

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THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.9.

Section 7.10 Severability Clause.

In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, is for any reason determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be impaired or otherwise affected and will continue to be valid and enforceable to the fullest extent permitted by applicable Law. Upon such a determination, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible; provided, however, that if an excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written Notice to the Company.

Section 7.11 Counterparts; Effectiveness.

This Agreement may be signed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original. This Agreement will become effective when each party hereto will have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement will have no effect and no party will have any right or obligation hereunder (whether by virtue of any oral or written agreement or any other communication).

Section 7.12 Termination.

This Agreement will automatically terminate and be of no further force or effect and, except as provided in Section 3.2, the parties hereto will have no further liability hereunder, and the CVRs will expire without any consideration or compensation therefor, upon the expiration of the CVR Term. The termination of this Agreement will not affect or limit the right of Holders to receive the CVR Payments under Section 2.4 to the extent earned prior to the termination of this Agreement, and the provisions applicable thereto will survive the expiration or termination of this Agreement until such CVR Payments have been made, if applicable.

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Section 7.13 Force Majeure.

Notwithstanding anything to the contrary contained herein, none of the Rights Agent, the Company or any of its Subsidiaries will be liable for any delays or failures in performance resulting from acts beyond its reasonable control including acts of God, pandemics (including COVID-19), terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.

Section 7.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: singular terms will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.

(b) As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(c) The headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.

(d) Unless stated otherwise, “Article” and “Section” followed by a number or letter mean and refer to the specified Article or Section of this Agreement. The term “Agreement” and any reference in this Agreement to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be, amended, restated, replaced, supplemented or novated and includes all schedules to it.

(e) A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day.

(f) Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, United States, unless otherwise specified. The parties hereto and the Company have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and the Company and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

(g) All references herein to “$” are to United States Dollars.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the day and year first above written.

UNUM THERAPEUTICS INC.

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title:

EXHIBIT D

FORM OF CERTIFICATE OF DESIGNATIONS

UNUM THERAPEUTICS INC.

CERTIFICATE OF DESIGNATIONS OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

THE UNDERSIGNED DOES HEREBY CERTIFY, on behalf of Unum Therapeutics Inc., a Delaware corporation (the “Corporation”), that the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), at a meeting duly called and held on July 5, 2020, which resolution provides for the creation of a series of the Corporation’s Preferred Stock, par value $0.001 per share, which is designated as “Series A Non-Voting Convertible Preferred Stock,” with the preferences, rights and limitations set forth therein relating to dividends, conversion, redemption, dissolution and distribution of assets of the Corporation.

WHEREAS: the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), provides for a class of its authorized stock known as preferred stock, consisting of 10,000,000 shares, $0.001 par value per share (the “Preferred Stock”), issuable from time to time in one or more series.

RESOLVED: that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation, (i) a series of Preferred Stock of the Corporation be, and hereby is authorized by the Board of Directors, (ii) the Board of Directors hereby authorizes the issuance of 164,000 shares of Series A Non-Voting Convertible Preferred Stock pursuant to the terms of (a) the Securities Purchase Agreement, dated July 6, 2020, by and among the Corporation and the initial Holders (as defined below) (the “Purchase Agreement”) and (b) the Agreement and Plan of Merger, dated July 6, 2020, by and among the Corporation, Utah Merger Sub 1 LLC, Utah Merger Sub 2 LLC and Kiq Bio, LLC and (iii) the Board of Directors hereby fixes the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares of Preferred Stock, in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all classes and series, as follows:

TERMS OF PREFERRED STOCK

1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act of 1933, as amended.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York are generally are open for use by customers on such day.

“Buy-In” shall have the meaning set forth in Section 6.4.4.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock in accordance with the terms hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Holder” means a holder of shares of Series A Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

2. Designation, Amount and Par Value. The series of Preferred Stock shall be designated as the Corporation’s Series A Non-Voting Convertible Preferred Stock (the “Series A Preferred Stock”) and the number of shares so designated shall be 164,000. Each share of Series A Preferred Stock shall have a par value of $0.001 per share. The shares of Series A Preferred Stock shall initially be issued and maintained in the form of securities held in book-entry form and the Depository Trust Company (“DTC”) or its nominee shall initially be the sole registered holder of the shares of Series A Preferred Stock.

3. Dividends. Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of the Series A Preferred Stock (on an as-if-converted-to-Common-Stock basis, without regard to the Beneficial Ownership Limitation) equal to and in the same form, and in the same manner, as dividends (other than dividends on shares of the Common Stock payable in the form of Common Stock) actually paid on shares of the Common Stock when, as and if such dividends (other than dividends payable in the form of Common Stock) are paid on shares of the Common Stock. Other than as set forth in the previous sentence, no other dividends shall be paid on shares of Series A Preferred Stock, and the Corporation shall pay no dividends (other than dividends payable in the form of Common Stock) on shares of the Common Stock unless it simultaneously complies with the previous sentence.

4. Voting Rights.

4.1 Except as otherwise provided herein or as otherwise required by the DGCL, the Series A Preferred Stock shall have no voting rights. However, as long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series A Preferred Stock: (i) alter or change adversely

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the powers, preferences or rights given to the Series A Preferred Stock or alter or amend this Certificate of Designation, amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or bylaws of the Corporation, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of Preferred Stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series A Preferred Stock, regardless of whether any of the foregoing actions shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise, (ii) issue further shares of Series A Preferred Stock or increase or decrease (other than by conversion) the number of authorized shares of Series A Preferred Stock, (iii) prior to the Stockholder Approval (as defined below) or at any time while at least 40% of the originally issues Series A Preferred Stock remains issued and outstanding, consummate either: (A) any Fundamental Transaction (as defined below) or (B) any merger or consolidation of the Corporation with or into another entity or any stock sale to, or other business combination in which the stockholders of the Corporation immediately before such transaction do not hold at least a majority of the capital stock of the Corporation immediately after such transaction or (iv) enter into any agreement with respect to any of the foregoing. Holders of shares of Common Stock acquired upon the conversion of shares of Series A Preferred Stock shall be entitled to the same voting rights as each other holder of Common Stock except that such holders may not vote such shares upon the proposal for Stockholder Approval in accordance with Rule 5635 of the listing rules of The NASDAQ Stock Market LLC.

4.2 Any vote required or permitted under Section 4.1 may be taken at a meeting of the Holders or through the execution of an action by written consent in lieu of such meeting, provided that the consent is executed by Holders representing a majority of the outstanding shares of Series A Preferred Stock.

5. Rank; Liquidation.

5.1 The Series A Preferred Stock shall rank on parity with the Common Stock as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily.

5.2 Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), each Holder shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation the same amount that a holder of Common Stock would receive if the Preferred Stock were fully converted (disregarding for such purpose any Beneficial Ownership Limitations) to Common Stock which amounts shall be paid pari passu with all holders of Common Stock, plus an additional amount equal to any dividends declared but unpaid to such shares. For the avoidance of any doubt, a Fundamental Transaction shall not be deemed a Liquidation unless the Corporation expressly declares that such Fundamental Transaction shall be treated as if it were a Liquidation.

6. Conversion.

6.1 Conversion at Option of Holder. Subject to Section 6.4.3, each share of Series A Preferred Stock shall be convertible, at any time and from time to time following 5:00 p.m. Eastern time on the date that the Corporation’s stockholders approve the conversion of the Series A Preferred Stock into shares of Common Stock in accordance with the listing rules of the Nasdaq Stock Market, as set forth in the Purchase Agreement (the “Stockholder Approval”), at the option of the Holder thereof, into a number of shares of Common Stock equal to the Conversion Ratio. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), duly completed and executed. Provided the Corporation’s transfer agent is participating in the DTC Fast Automated Securities Transfer program, the Notice of Conversion

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may specify, at the Holder’s election, whether the applicable Conversion Shares shall be credited to the account of the Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission system (a “DWAC Delivery”). The “Conversion Date”, or the date on which a conversion shall be deemed effective, shall be defined as the Trading Day that the Notice of Conversion, completed and executed, is sent via email to, and received during regular business hours by, the Corporation; provided, that the original certificate(s) (if any) representing such shares of Series A Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Corporation within two (2) Trading Days thereafter. In all other cases, the Conversion Date shall be defined as the Trading Day on which the original certificate(s) (if any) representing such shares of Series A Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Corporation. The calculations set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.

6.2 Conversion Ratio. The “Conversion Ratio” for each share of Series A Preferred Stock shall be 1,000 shares of Common Stock issuable upon the conversion (the “Conversion”) of each share of Series A Preferred Stock (corresponding to a ratio of 1,000:1).

6.3 Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, the Corporation shall not effect any conversion of the Series A Preferred Stock, and a Holder shall not have the right to convert any portion of the Series A Preferred Stock, to the extent that, after giving effect to an attempted conversion set forth on an applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable regulations of the Commission, including any “group” of which the Holder is a member (the foregoing, “Attribution Parties”)) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock subject to the Notice of Conversion with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series A Preferred Stock beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that are subject to a limitation on conversion or exercise similar to the limitation contained herein. For purposes of this Section 6.3, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission. For purposes of this Section 6.3, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Corporation’s most recent periodic or annual filing with the Commission, as the case may be, (B) a more recent public announcement by the Corporation that is filed with the Commission, or (C) a more recent notice by the Corporation or the Corporation’s transfer agent to the Holder setting forth the number of shares of Common Stock then outstanding. Upon the written request of a Holder (which may be by email), the Corporation shall, within three (3) Trading Days thereof, confirm in writing to such Holder (which may be via email) the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including shares of Series A Preferred Stock, by such Holder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Holder. The “Beneficial Ownership Limitation” shall initially be set at the discretion of the Holder between 4.9% and 19.9% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such Notice of

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Conversion (to the extent permitted pursuant to this Section 6.3). The Corporation shall be entitled to rely on representations made to it by the Holder in any Notice of Conversion regarding its Beneficial Ownership Limitation. Notwithstanding the foregoing, by written notice to the Corporation, (i) which will not be effective until the sixty-first (61st) day after such written notice is delivered to the Corporation, the Holder may reset the Beneficial Ownership Limitation percentage to a higher percentage, not to exceed 19.9%, to the extent then applicable and (ii) which will be effective immediately after such notice is delivered to the Corporation, the Holder may reset the Beneficial Ownership Limitation percentage to a lower percentage. Upon such a change by a Holder of the Beneficial Ownership Limitation, the Beneficial Ownership Limitation may not be further amended by such Holder without first providing the minimum notice required by this Section 6.3. Notwithstanding the foregoing, at any time following notice of a Fundamental Transaction, the Holder may waive and/or change the Beneficial Ownership Limitation effective immediately upon written notice to the Corporation and may reinstitute a Beneficial Ownership Limitation at any time thereafter effective immediately upon written notice to the Corporation.

6.4 Mechanics of Conversion.

6.4.1 Delivery of Certificate or Electronic Issuance. Upon Conversion not later than two (2) Trading Days after the applicable Conversion Date, or if the Holder requests the issuance of physical certificate(s), two (2) Trading Days after receipt by the Corporation of the original certificate(s) representing such shares of Series A Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion (the “Share Delivery Date”), the Corporation shall either: (a) deliver, or cause to be delivered, to the converting Holder a physical certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of shares of Series A Preferred Stock, or (b) in the case of a DWAC Delivery (if so requested by the Holder), electronically transfer such Conversion Shares by crediting the account of the Holder’s prime broker with DTC through its DWAC system. If in the case of any Notice of Conversion such certificate or certificates for the Conversion Shares are not delivered to or as directed by or, in the case of a DWAC Delivery, such shares are not electronically delivered to or as directed by, the applicable Holder by the Share Delivery Date, the applicable Holder shall be entitled to elect to rescind such Notice of Conversion by written notice to the Corporation at any time on or before its receipt of such certificate or certificates for Conversion Shares or electronic receipt of such shares, as applicable, in which event the Corporation shall promptly return to such Holder any original Series A Preferred Stock certificate delivered to the Corporation and such Holder shall promptly return to the Corporation any Common Stock certificates or otherwise direct the return of any shares of Common Stock delivered to the Holder through the DWAC system, representing the shares of Series A Preferred Stock unsuccessfully tendered for conversion to the Corporation.

6.4.2 Obligation Absolute. Subject to Section 6.3 hereof and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6.4.1 above, the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series A Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares. Subject to Section 6.3 hereof and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6.4.1 above, in the event a Holder shall elect to convert any or all of its Series A Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series A Preferred Stock of such Holder shall have been sought and obtained by the

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Corporation, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the value of the Conversion Shares into which would be converted the Series A Preferred Stock which is subject to such injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall, subject to Section 6.3 hereof and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6.4.1 above, issue Conversion Shares upon a properly noticed conversion.

6.4.3 Cash Settlement. If, at any time after the earlier of Stockholder Approval or six months after the initial issuance of the Series A Preferred Stock, the Corporation fails to deliver to a Holder such certificate or certificates, or electronically deliver (or cause its transfer agent to electronically deliver) such shares in the case of a DWAC Delivery, pursuant to Section 6.4.1 on or prior to the third (3rd) Trading Day after the Share Delivery Date applicable to such conversion (other than a failure caused by incorrect or incomplete information provided by Holder to the Corporation), then, unless the Holder has rescinded the applicable Notice of Conversion pursuant to Section 6.4.1 above, the Corporation shall, at the request of the Holder, pay an amount equal to the Fair Value (defined below) of such undelivered shares, with such payment to be made within two Business Days from the date of request by the Holder, whereupon the Corporation’s obligations to deliver such shares underlying the Notice of Conversion shall be extinguished. For purposes of this Section 6.4.3, the “Fair Value” of shares shall be fixed with reference to the last reported closing stock price on the principal Trading Market on which the Common Stock is listed as of the Trading Day immediately prior to the date on which the Notice of Conversion is delivered to the Corporation. For the avoidance of doubt, the cash settlement provisions set forth in this Section 6.4.3 shall be available irrespective of the reason for the Corporation’s failure to timely deliver Conversion Shares (other than a failure caused by incorrect or incomplete information provided by Holder to the Corporation), including due to limitations set forth in Section 6.4.6, the lack of obtaining Stockholder Approval, or due to applicable stock exchange rules.

6.4.4 Buy-In on Failure to Timely Deliver Certificates. If the Corporation fails to deliver to a Holder the applicable certificate or certificates or to effect a DWAC Delivery, as applicable, by the Share Delivery Date pursuant to Section 6.4.1 (other than a failure caused by incorrect or incomplete information provided by Holder to the Corporation), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount by which (x) such Holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series A Preferred Stock equal to the number of shares of Series A Preferred Stock submitted for conversion or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6.4.1. For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series A Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice, within three (3) Trading Days after the occurrence of a Buy-In, indicating the amounts payable to such Holder in respect of such Buy-In together with applicable confirmations and other

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evidence reasonably requested by the Corporation. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series A Preferred Stock as required pursuant to the terms hereof or the cash settlement remedy set forth in Section 6.4.3; provided, however, that the Holder shall not be entitled to both (i) require the reissuance of the shares of Series A Preferred Stock submitted for conversion for which such conversion was not timely honored and (ii) receive the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6.4.1.

6.4.5 Reservation of Shares Issuable Upon Conversion. The Corporation covenants that at all times after the Corporation’s stockholders approve an amendment to the Corporation’s Certificate of Incorporation to increase the authorized number of shares of Common Stock to be a number of shares sufficient to be reserved for the conversion of all outstanding shares of Series A Preferred Stock, it will reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series A Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Series A Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable.

6.4.6 Limitation on Conversion. In the event that any Holder elects to convert shares of Series A Preferred Stock into Conversion Shares pursuant to Section 6.1, the number of shares of Common Stock into which the shares of Series A Preferred Stock can then be converted upon such exercise pursuant to this Certificate of Designations shall not exceed the maximum number of unissued and otherwise unreserved shares of Common Stock which the Corporation may issue under the Certificate of Incorporation at any given time.

6.4.7 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the closing price of a share of Common Stock on The Nasdaq Stock Market on such date. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

6.4.8 Transfer Taxes. The issuance of certificates for shares of the Common Stock upon conversion of the Series A Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered Holder(s) of such shares of Series A Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

6.5 Status as Stockholder. Upon each Conversion Date, (i) the shares of Series A Preferred Stock being converted shall be deemed converted into shares of Common Stock and (ii) the Holder’s rights as a holder of such converted shares of Series A Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the Holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series A Preferred Stock. In no event shall the Series A Preferred Stock convert into shares of Common Stock prior to the Stockholder Approval.

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7. Certain Adjustments.

7.1 Stock Dividends and Stock Splits. If the Corporation, at any time while this Series A Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of this Series A Preferred Stock) with respect to the then outstanding shares of Common Stock; (B) subdivides outstanding shares of Common Stock into a larger number of shares; or (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Ratio shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately after such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately before such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 7.1 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

7.2 Fundamental Transaction. If, at any time while this Series A Preferred Stock is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person or any stock sale to, or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, share exchange or scheme of arrangement) with or into another Person (other than such a transaction in which the Corporation is the surviving or continuing entity and its Common Stock is not exchanged for or converted into other securities, cash or property), (B) the Corporation effects any sale, lease, transfer or exclusive license of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which more than 50% of the Common Stock not held by the Corporation or such Person is exchanged for or converted into other securities, cash or property, or (D) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant (other than as a result of a dividend, subdivision or combination covered by Section 7.1 above) to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of this Series A Preferred Stock the Holders shall have the right to receive, in lieu of the right to receive Conversion Shares, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such subsequent conversion, the determination of the Conversion Ratio shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall adjust the Conversion Ratio in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series A Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new certificate of designations with the same terms and conditions and issue to the Holders new preferred

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stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement to which the Corporation is a party and pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7.2 and insuring that this Series A Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. The Corporation shall cause to be delivered to each Holder, at its last address as it shall appear upon the stock books of the Corporation, written notice of any Fundamental Transaction at least 20 calendar days prior to the date on which such Fundamental Transaction is expected to become effective or close. Notwithstanding anything to the contrary herein, the Corporation’s disposition of certain assets relating to the Corporation’s Bolt-On Chimeric Receptor shall not constitute a Fundamental Transaction.

7.3 Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

8. Redemption. The shares of Series A Preferred Stock shall not be redeemable; provided, however, that the foregoing shall not limit the ability of the Corporation to purchase or otherwise deal in such shares to the extent otherwise permitted hereby and by law, nor shall the foregoing limit the Holder’s rights under Section 6.4.3.

9. Transfer. A Holder may transfer such shares of Series A Preferred Stock in whole, or in part, together with the accompanying rights set forth herein, held by such holder without the consent of the Corporation; provided that such transfer is in compliance with applicable securities laws. The Corporation shall in good faith (i) do and perform, or cause to be done and performed, all such further acts and things, and (ii) execute and deliver all such other agreements, certificates, instruments and documents, in each case, as any holder of Series A Preferred Stock may reasonably request in order to carry out the intent and accomplish the purposes of this Section 9.

10. Series A Preferred Stock Register. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Holders in accordance with Section 11), a register for the Series A Preferred Stock, in which the Corporation shall record (i) the name, address, electronic mail address and facsimile number of each holder in whose name the shares of Series A Preferred Stock have been issued and (ii) the name, address, electronic mail address and facsimile number of each transferee of any shares of Series A Preferred Stock. The Corporation may treat the person in whose name any share of Series A Preferred Stock is registered on the register as the owner and holder thereof for all purposes. The Corporation shall keep the register open and available at all times during business hours for inspection by any holder of Series A Preferred Stock or his, her or its legal representatives.

11. Notices. Any notice required or permitted by the provisions of this Certificate of Designations to be given to a holder of shares of Series A Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the Delaware General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

12. Lost or Mutilated Series A Preferred Stock Certificate. If a Holder’s Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

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13. Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

14. Status of Converted Series A Preferred Stock. If any shares of Series A Preferred Stock shall be converted or redeemed by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Preferred Stock.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, Unum Therapeutics Inc. has caused this Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series A Non-Voting Convertible Preferred Stock to be duly executed by its Chief Executive Officer this 6th day of July, 2020.

UNUM THERAPEUTICS INC.

By:
Name:	Charles Wilson, Ph.D.
Title:	Chief Executive Officer and President

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF

SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK)

The undersigned Holder hereby irrevocably elects to convert the number of shares of Series A Preferred Stock indicated below, [represented by stock certificate No(s).                ] [represented in book-entry form], into shares of common stock, par value $0.001 per share (the “Common Stock”), of Unum Therapeutics Inc., a Delaware corporation (the “Corporation”), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designations of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Stock (the “Certificate of Designations”) filed by the Corporation with the Secretary of State of the State of Delaware on July 6, 2020.

As of the date hereof, the number of shares of Common Stock beneficially owned by the undersigned Holder (together with such Holder’s Affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable regulations of the Commission, including any “group” of which the Holder is a member (the foregoing, “Attribution Parties”)), including the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock subject to this Notice of Conversion, but excluding the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series A Preferred Stock beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that are subject to a limitation on conversion or exercise similar to the limitation contained in Section 6.3 of the Certificate of Designations, is    %. For purposes hereof, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission.

CONVERSION CALCULATIONS:

Date to Effect Conversion:

Number of shares of Series A Preferred Stock owned prior to Conversion:

Number of shares of Series A Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Address for delivery of physical certificates:

For DWAC Delivery, please provide the following:

Broker no: ______________________

Account no: _____________________

[HOLDER]

By:
Name:
Title: